Exhibit 10.3

AMENDMENT AND RESTATEMENT AGREEMENT AND REAFFIRMATION

This Amendment and Restatement Agreement and Reaffirmation (herein, this “Agreement”) is entered into as of June 30, 2009, among Fifth Third Processing Solutions, LLC, a Delaware limited liability company (“FTPS LLC”), as Borrower (in such capacity, the “Borrower”), FTPS Holding, LLC, a Delaware limited liability company (“Holdco”), Card Management Company, LLC, an Indiana limited liability company (“CMC”), Fifth Third Holdings, LLC, a Delaware limited liability company (“Fifth Third Holdings”), as a Lender, and Fifth Third Bank, a Michigan banking corporation (“Fifth Third Michigan”), in its individual capacity as a Lender (together, Fifth Third Holdings and Fifth Third Michigan are the “Lenders”), as L/C Issuer (the “L/C Issuer”) and as the Administrative Agent for the Lenders (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Borrower, the Lenders and the Administrative Agent are party to a Loan Agreement dated as of May 29, 2009, and among Fifth Third Ohio, as the Assignor, FTPS LLC, as the Assignee, Fifth Third Holdings, as a Lender, Fifth Third Michigan, as a Lender and as Administrative Agent, as amended and restated by that Assignment, Assumption, Amendment and Restatement Agreement dated as of June 1, 2009 (the “Existing Loan Agreement”). As security for its Obligations under the Existing Loan Agreement, the Borrower granted to the Administrative Agent a security interest in and lien on all of its personal property and fixtures pursuant to the terms and conditions set forth in an Amended and Restated Security Agreement dated as of June 1, 2009 (the “Security Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Existing Loan Agreement.

B. Pursuant to the terms of a Master Investment Agreement dated March 27, 2009 among Fifth Third Bank, an Ohio banking corporation (“Fifth Third Ohio”), as seller (the “Seller”), Advent-Kong Blocker Corp., a Delaware corporation, as buyer (the “Buyer”), Holdco and FTPS LLC (the “MIA”), (i) Fifth Third Ohio has contributed to Holdco, among other things, all of Fifth Third Ohio’s equity interests in FTPS LLC, (ii) Fifth Third Ohio’s wholly owned subsidiary, FTPS Partners, LLC, a Delaware limited liability company (“Partners”), has contributed to Holdco, among other things, all of Partners’ equity interests in CMC and (iii), immediately after such contribution to Holdco, Holdco has contributed to FTPS LLC, among other things, all of Holdco’s equity interest in CMC, in each case on the terms and conditions set forth in the MIA (collectively the events described in the foregoing clauses (i), (ii) and (ii) are referred to as the “Contribution”).

C. Immediately after the effectiveness of the Contribution, Holdco, the direct parent company of the Borrower, and CMC, a direct subsidiary of the Borrower, each executed and delivered (i) a Guaranty Agreement dated June 1, 2009 in favor of the Administrative Agent whereby each guaranteed the Obligations, Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations of the Borrower under the Existing Loan Agreement and (ii) an Assumption and Supplemental Security Agreement whereby each joined the Security Agreement and granted to the Administrative Agent a security interest in and lien on all of its personal property and fixtures pursuant to the terms and conditions set forth in the Security Agreement.

D. Pursuant further to the MIA, the Buyer has agreed to purchase all of the issued and outstanding Class A Units of Holdco in exchange for the Cash Purchase Price (as defined in the MIA) (the “Investment”).

E. In connection with the Investment and simultaneously therewith, the Borrower, the Administrative Agent and the Lenders desire to amend and restate the Existing Loan Agreement and the Administrative Agent and the Lenders are willing to amend and restate the Existing Loan Agreement on the terms and conditions set forth herein, including, without limitation, that Holdco, the Borrower and CMC each ratify and reaffirm its payment and performance obligations under each of the existing Loan Documents to which it is a party listed on Exhibit A attached hereto (the “Existing Loan Documents”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDED AND RESTATED LOAN AGREEMENT.

On the Effective Date, the Existing Loan Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Exhibit B attached hereto (such amended and restated loan agreement being referred to herein as the “Amended and Restated Loan Agreement”). The Amended and Restated Loan Agreement, by way of this Agreement, amends and restates the Existing Loan Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Loan Agreement or the Obligations of the Borrower evidenced or provided for thereunder. The “Effective Date” shall be that date on which each of the conditions precedent set forth in Section 3 of this Agreement is satisfied.

SECTION 2. REAFFIRMATION AND MODIFICATION OF LOAN DOCUMENTS.

2.1. In connection with the amendment and restatement of the Existing Loan Agreement pursuant to Section 1 of this Agreement, as of the Effective Date, the Borrower, as borrower and as debtor, grantor, pledgor or in any other similar capacity in which the Borrower granted liens or security interests in its properties under the Existing Loan Documents and Holdco and CMC, each as a guarantor, a debtor, grantor, pledgor or in any other similar capacity in which it granted liens or security interest in its properties under the Existing Loan Documents each (a) ratifies and reaffirms each of the Existing Loan Documents to which it is a party and all of its payment and performance obligations, contingent or otherwise, under each of the Existing Loan Documents to which it is a party, (b) confirms that each Existing Loan Document to which it is a party remains in full force and effect and (c) to the extent it or its predecessors in interest granted liens on or security interests in any properties pursuant to any such Existing Loan Documents, ratifies and reaffirms such grant of security and confirms that such liens and security interests continue to secure the Obligations under and as defined in the Amended and Restated Loan Agreement. Holdco, the Borrower and CMC each acknowledges that the Administrative Agent and the

Lenders are relying on the assurances provided herein in entering into the Amended and Restated Loan Agreement.

2.2. Holdco, the Borrower and CMC each further agrees that all references to the Existing Loan Agreement in each of the Existing Loan Documents shall hereinafter mean and refer to the Existing Loan Agreement as amended and restated by the Amended and Restated Loan Agreement.

SECTION 3. CONDITIONS PRECEDENT.

This Agreement shall become effective upon such date that all of the following conditions precedent are satisfied:

3.1. The Borrower, Holdco, CMC, the Lenders, the L/C Issuer and the Administrative Agent shall have executed and delivered this Agreement.

3.2. The Borrower shall have executed and delivered Term A Notes to Fifth Third Holdings and Fifth Third Michigan in the amount of their respective Term A Loans on the date hereof.

3.3. Each condition precedent expressed in Section 3.2 of the Amended and Restated Loan Agreement shall have been satisfied by the Borrower or waived by the Initial Lenders.

3.4. Each of the events described in Section 2.3 of the MIA shall have occurred, including, that the “Sale Transaction” (as defined therein) shall have been consummated and Buyer shall have paid to Seller the “Cash Purchase Price” (as defined therein) to Seller.

SECTION 4. MISCELLANEOUS.

4.1. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof the representations and warranties set forth in Section 5 of the Amended and Restated Loan Agreement are true and correct in all material respects (except to the extent the same expressly relate to an earlier date) and no Default or Event of Default has occurred and is continuing under the Amended and Restated Loan Agreement or shall result after giving effect to this Amendment. Holdco, the Borrower and CMC each hereby represent and warrant that each of the representations and warranties set forth in the Security Agreement are true and correct in all material respects, except to the extent the same expressly relate to an earlier date.

4.2. Holdco, the Borrower and CMC each shall, at the request of the Administrative Agent and at its own expense, do all such acts and things reasonably required to give effect to the amendments effected or to be effected by this Agreement.

4.3. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means forbidden by law.

4.4. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of an executed signature page of this Agreement in a portable document format (“PDF”) or by facsimile shall be effective as delivery of a manually executed counterpart hereof.

4.5. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW. Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or hereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH OF HOLDCO, THE BORROWER, CMC, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE TO FOLLOW]

Exhibit 10.3

This Amendment and Restatement Agreement and Reaffirmation is entered into as of the date and year first above written.

FIFTH THIRD PROCESSING SOLUTIONS, LLC, a Delaware limited liability company, as Borrower

By	/S/ CHARLES DRUCKER
Name: Charles Drucker
Title: Chief Executive Officer

FTPS HOLDING, LLC, a Delaware limited liability company

By	/S/ CHARLES DRUCKER
Name: Charles Drucker
Title: Chief Executive Officer

CARD MANAGEMENT COMPANY, LLC, an Indiana limited liability company

By	/S/ CHARLES DRUCKER
Name: Charles Drucker
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND REAFFIRMATION]

FIFTH THIRD BANK, a Michigan banking corporation, individually as a Lender, and as L/C Issuer and as Administrative Agent

By	/S/ MICHAEL SCHALTZ
	Name	Michael Schaltz

	Title	Vice President

FIFTH THIRD HOLDINGS, LLC a Delaware limited liability company, as a Lender

By	/S/ MICHAEL BROST
	Name	Michael Brost

Title	Manager

[SIGNATURE PAGE TO AGREEMENT AND REAFFIRMATION]

Exhibit 10.3

EXHIBIT A

EXISTING LOAN DOCUMENTS

(a)	$250 Million Term B Note dated as of June 1, 2009 made by Borrower to Fifth Third Michigan, as Term B Lender

(b)	$125 Million Revolving Note dated as of June 1, 2009 made by Borrower in favor of Fifth Third Michigan, as Revolving Lender

(c)	$125 Million Swing Note dated as of June 1, 2009 made by Borrower in favor of Fifth Third Michigan

(d)	Amended and Restated Security Agreement dated as of June 1, 2009 made by Borrower, as Debtor, pledging all assets, in favor of Fifth Third Michigan, as Administrative Agent

(e)	Assumption and Supplemental Security Agreement dated as of June 1, 2009 made by Holdco, as Debtor, pledging all assets, in favor of Fifth Third Michigan, as Administrative Agent

(f)	Assumption and Supplemental Security Agreement dated as of June 1, 2009 made by CMC, as Debtor, pledging all assets, in favor of Fifth Third Michigan, as Administrative Agent

(g)	Copyright Collateral Agreement dated as of June 1, 2009 made by Borrower in favor of Fifth Third Michigan, as Administrative Agent

(h)	Patent Collateral Agreement dated as of June 1, 2009 made by Borrower in favor of Fifth Third Michigan, as Administrative Agent

(i)	Trademark Collateral Agreement dated as of June 1, 2009 made by Borrower in favor of Fifth Third Michigan, as Administrative Agent

(j)	Guaranty made by Holdco and CMC in favor of Fifth Third Michigan, as Administrative Agent

(k)	Deposit Account Control Agreement dated as of June 1, 2009 among CMC, as debtor, Fifth Third Ohio, as depository institution and Fifth Third Michigan, as Administrative Agent

(l)	Deposit Account Control Agreement dated as of June 1, 2009 among Borrower, as debtor, Fifth Third Ohio, as depository institution and Fifth Third Michigan, as Administrative Agent

(m)	Acknowledgment of Pledged Equity Interests dated as of June 1, 2009 made by Holdco in favor of Fifth Third Michigan, as Administrative Agent with respect to the equity interest of Borrower

(n)	Acknowledgment of Pledged Equity Interests dated as of June 1, 2009 made by Borrower in favor of Fifth Third Michigan, as Administrative Agent with respect to the equity interest of CMC

Exhibit 10.3

EXHIBIT B

AMENDED AND RESTATED LOAN AGREEMENT

[SEE ATTACHED]

Exhibit 10.3

LOAN AGREEMENT

AMONG

FIFTH THIRD PROCESSING SOLUTIONS, LLC,

a Delaware limited liability company, as Borrower

VARIOUS LENDERS

FROM TIME TO TIME PARTY HERETO

AND

FIFTH THIRD BANK, a Michigan banking corporation,

as Administrative Agent and L/C Issuer

ORIGINALLY DATED AS OF MAY 29, 2009

FIFTH THIRD BANK, as Lead Arranger and Sole Book Runner

LOAN AGREEMENT AS AMENDED AND RESTATED BY AN ASSIGNMENT,

ASSUMPTION, AMENDMENT AND RESTATEMENT AGREEMENT DATED AS OF

JUNE 1, 2009 AND AS FURTHER AMENDED AND RESTATED BY AN AMENDMENT

AND RESTATEMENT AGREEMENT AND REAFFIRMATION

DATED AS OF JUNE 30, 2009

Exhibit 10.3

-i-

-ii-

-iii-

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Term A Note
EXHIBIT D-2	—	Term B Note
EXHIBIT D-3	—	Revolving Note
EXHIBIT D-4	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Assignment and Assumption

SCHEDULE 1	—	Term A Loans, Term B Loans and Revolving Credit Commitments as of the Closing Date
SCHEDULE 5.9	—	Subsidiaries
SCHEDULE 5.16	—	Capitalization
SCHEDULE 6.8	—	Contracts with Affiliates
SCHEDULE 6.11	—	Indebtedness
SCHEDULE 6.12	—	Liens
SCHEDULE 6.13	—	Existing Dispositions
SCHEDULE 6.14	—	Investments

-iv-

Exhibit 10.3

LOAN AGREEMENT

This Loan Agreement is entered into as of May 29, 2009, by and among FIFTH THIRD PROCESSING SOLUTIONS, LLC, a Delaware limited liability company (the “Borrower”), the various institutions from time to time party to this Agreement, as Lenders, and FIFTH THIRD BANK, a Michigan banking corporation, as Administrative Agent and L/C Issuer.

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary (other than in connection with the formation or creation of a Subsidiary), or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), provided that the Borrower or a Subsidiary is the surviving entity.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the greater of: (a) 3.0% and (b) the quotient of (i) LIBOR, divided by (ii) one minus the Reserve Percentage.

“Administrative Agent” means Fifth Third Bank, a Michigan banking corporation, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.

“Administrative Agent’s Quoted Rate” is defined in Section 2.11(c) hereof.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Advent” means Advent International Corp.

“Affected Lender” is defined in Section 8.5 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise; provided that, notwithstanding the foregoing, Fifth Third Bancorp, an Ohio corporation, Fifth Third Ohio, Fifth Third Holdings, Fifth Third Bank, N.A., and Fifth Third Michigan, in their capacities as Lenders, Administrative Agent (or other named agent) or L/C Issuer, are not “Affiliates” of the Borrower.

“Agreement” means this Loan Agreement, as the same may be amended, modified, restated, amended and restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” means with respect to (a) Base Rate Loans, 4.50%, (b) Eurodollar Loans and Letter of Credit, 5.50% and (c) the Commitment Fee, .50%.

“Application” is defined in Section 2.3(b) hereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower.

“Assumed Capital Leases” means Capital Leases which are assumed by the Borrower in connection with the Transactions, including, without limitation, those Capital Leases which are assumed pursuant to the Asset Identification Process described in Section 2.12 of the Master Investment Agreement.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Amount” means, at any time, an amount equal to, without duplication, (a) the sum of:

(i) the amount of any capital contributions or other equity issuances received as cash equity by the Borrower or any of its Subsidiaries, plus the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower or its Subsidiaries as a capital contribution or in return for issuances of equity, in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time; and

(ii) the amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower or a Subsidiary by means of the sale or other disposition (other than to the Borrower or a Subsidiary) of investments made by the Borrower or its Subsidiaries pursuant to Sections 6.14(f), (l) or (q) following the Closing Date and including such time; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any investments made by the Borrower or any Subsidiary pursuant to Sections 6.14(f), (l) or (q) after the Closing Date and prior to such time; and

(ii) the aggregate amount of any Distributions made by the Borrower pursuant to Section 6.15(f) after the Closing Date and prior to such time.

“Base Rate” means for any day the greatest of: (i) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1% and (iii) the sum of (x) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (y) 1.00%.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate specified in Section 2.4(b) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Revolving Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the Revolving Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably from each of the Lenders under the Revolving Credit according to their Percentages of such Revolving Credit. A Borrowing of Revolving Loans is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof. Base Rate Loans and Eurodollar Loans are each a “type” of Revolving Loans. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.11 hereof.

“Business” means “Business” as defined in the Master Investment Agreement.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit or bankers’ acceptances issued by any Lender or by any United States commercial bank having capital and surplus of not less than $250,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided that, all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-1 by Moody’s or A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) and (f) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above.

“Cash Flow” means, with reference to any period, the difference (if any) of (a) Net Income for such period plus the sum of all amounts deducted in arriving at such

Consolidated Net Income amount in respect of all charges for (i) depreciation of fixed assets and amortization of intangible assets for such period and (ii) all other non-cash charges or expenses deducted in computing Consolidated Net Income for such period minus (plus) (b) additions (reductions) to non-cash working capital of the Borrower and its Subsidiaries for such period (i.e., the increase or decrease in consolidated non-cash current assets of the Borrower and its Subsidiaries minus the consolidated current liabilities (excluding the current maturities of long-term debt) of the Borrower and its Subsidiaries from the beginning to the end of such period) minus (c) all non-cash gains or benefits added in computing Net Income for such period.

“Cash Management Services” means treasury, depository, overdraft, credit or debit card, including noncard payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services, other cash management services and all services performed by any of the Lenders or their Affiliates under the Clearing Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

A “Change of Control” shall be deemed to have occurred if the Permitted Investors cease to have the power, directly or indirectly, to vote or direct the voting of the Voting Stock of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if, (a) any time prior to the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) the Permitted Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Borrower or (B) the Permitted Investors own, directly or indirectly, of record and beneficially an amount of Voting Stock of the Borrower that is equal to or more than 50% of the amount of Voting Stock of the Borrower owned, directly or indirectly, by the Permitted Investors of record and beneficially as of the Closing Date (determined by taking into account any stock splits, stock dividends or other events subsequent to the Closing Date that changed the amount of Voting Stock, but not the percentage of Voting Stock, held by the Permitted Investors) and such ownership by the Permitted Investors represents the largest single block of Voting Stock of the Borrower held by any person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, or

(b) at any time after the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35% of outstanding Voting Stock of the Borrower and (y) the percentage of the then outstanding Voting Stock of the Borrower owned, directly or indirectly, beneficially and of record by the Permitted Investors, and (B) during each period of 12 consecutive months, a majority of natural persons who are members of the board of directors (or similar governing body) of the Borrower shall consist of the same persons who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors (or similar persons) whose initial nomination for election was approved or recommended by either the Permitted Investors or by a majority of the directors (or similar persons) who were either directors (or similar persons) on the Closing Date or previously so approved or recommended).

“Clearing Agreement” means Clearing, Settlement and Sponsorship Services Agreement by and between the Borrower and Fifth Third Ohio dated as of June 30, 2009, as the same may be amended, modified, supplemented, restated or amended and restated from time to time.

“Closing Date” means the “Effective Date” as defined in the Amendment and Restatement Agreement and Reaffirmation dated as of June 30, 2009 among Borrower, Holdco, Fifth Third Holdings and Fifth Third Michigan.

“CMC” means Card Management Company, LLC, an Indiana limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 7.4 hereof.

“Collateral Documents” means the Security Agreement and all other mortgages, deeds of trust, security agreements, pledge agreements, account control agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Administrative Agent or such Liens are perfected, and as shall from time to time secure the Obligations, the Hedging Liability, and the Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, or any part thereof.

“Commitment Fee” is defined in Section 2.13(a) hereof.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) interest expense and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable hereunder,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds), including Distributions made to Holdco to permit it to make Quarterly Distributions,

(iii) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs,

(iv) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof), in each case, permitted under this Agreement (whether or not successful),

(v) Non-Cash Charges,

(vi) extraordinary losses in accordance with GAAP,

(vii)(a) all Stand Alone Costs (including those funded by Fifth Third Ohio) incurred during the first three years following the Closing Date and all other Transaction Expenses and (b) all amounts invoiced by Fifth Third Ohio to the Borrower pursuant to the Transition Services Agreement (as defined in the Master Investment Agreement); provided that, amounts under clause (b) hereof shall not exceed $25,000,000 for such period,

(viii) operating expenses attributable to the implementation of cost savings initiatives, severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation/separation of facilities and systems and in an aggregate amount not to exceed $25,000,000 for such period,

(ix) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary, and

(x) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Existing Shareholders to the extent otherwise permitted under Section 6.8(a); less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains, and

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period); provided, in each case, that if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated EBITDA for such period to the extent excluded from Consolidated EBITDA in any prior period,

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and

(ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk), in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the transactions contemplated herein in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period and (c) non-cash, equity-based award compensation expenses (including with respect to any interest relating to membership interests in any partnership or limited liability company).

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit, the Term A Credit and the Term B Credit.

“Credit Event” means the advancing of any Loan or the issuance of, or increase in the amount of, any Letter of Credit.

“Cure Amount” is defined in Section 7.6 hereof.

“Cure Right” is defined in Section 7.6 hereof.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Reimbursement Obligations or participations in Swing Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.

“Departing Administrative Agent” is defined in Section 9.7 hereof.

“Disposition” means the sale, lease, conveyance or other disposition of Property pursuant to Section 6.13(g).

“Distribution” has the meaning provided in Section 6.15 hereof.

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Holding Company” means any Domestic Subsidiary of Borrower that is treated as a disregarded entity for U.S. federal income tax purposes and all of its assets (other than immaterial assets) consist of the equity interests of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state or territory thereof, or the District of Columbia.

“EFT Business” means “EFT Business” as defined in the Master Investment Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) Advent and any of its Affiliates, (d) an Approved Fund, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing under Section 7.1(a), (j) or (k) hereof, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any of the Borrower’s Subsidiaries, or any of the Prohibited Lenders; provided further that, notwithstanding the foregoing, “Eligible Assignee” shall include the Borrower solely to the extent that no cash consideration is paid by the Borrower in connection with such assignment.

“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, Environmental Law or order of a Governmental Authority under Environmental Law or

(c) from any actual or alleged damage, injury, threat or harm to human health or safety as it relates to exposure to Hazardous Materials, natural resources or the environment.

“Environmental Law” means any current or future Applicable Law pertaining to (a) the protection of the environment, or health and safety as it relates to exposure to Hazardous Materials, (b) the protection of natural resources and wildlife, (c) the protection of surface water or groundwater quality, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Revolving Loan bearing interest at the rate specified in Section 2.4(c) hereof.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) Cash Flow during such period exceeds (b) the sum of (i) the aggregate amount of payments required to be made or otherwise paid by the Borrower and its Subsidiaries during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory prepayment, acceleration or otherwise, but excluding voluntary prepayments of the Loans and prepayments of the Loans made out of Excess Cash Flow), plus, to the extent each of the following is not deducted in computing Consolidated Net Income,

(A) without duplication of amounts deducted pursuant to clause (D) below in a prior period, capital expenditures of the Borrower and its Subsidiaries made in cash,

(B) without duplication of amounts deducted pursuant to clause (D) below in a prior period, the amount of investments made by the Borrower and its Subsidiaries pursuant to Section 6.14 (other than as permitted under clauses (b), (d) and (e) thereof),

(C) cash losses from any sale or disposition outside the ordinary course of business,

(D) without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Borrower and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, and

(E) the sum of all Distributions made to Holdco for the sole purpose of permitting Holdco to make Quarterly Distributions required to be made by it during such period.

“Excess Interest” is defined in Section 10.18 hereof.

“Excluded Equity Interests” means (a) any capital stock or other equity interests of any Person with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of pledging such equity interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) solely in the case of any pledge of equity interests of any First-Tier Foreign Subsidiary or Domestic Holding Company to secure the Obligations, any equity interests in excess of 65% of the outstanding equity interests of such First-Tier Foreign Subsidiary or Domestic Holding Company, and (c) any equity interests to the extent the pledge thereof would be prohibited by any applicable law or contractual obligation (only to the extent such prohibition is applicable and not rendered ineffective).

“Excluded Property” means (a) any Excluded Equity Interests, (b) any property to the extent that the grant of a Lien thereon is prohibited by applicable law or contractual obligation or requires a consent not obtained of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Borrower or any Subsidiary and such third party, (c) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, (d) local petty cash deposit accounts maintained by the Borrower and its Subsidiaries in proximity to their operations; provided that the total amount on deposit at any one time shall not exceed $10,000,000.00 in the aggregate, (e) payroll accounts maintained by the Borrower and its Subsidiaries; provided that the total amount on deposit at any time does not exceed the current amount of the Borrower or any Subsidiary’s payroll obligation, as applicable, (f) all vehicles and other assets subject to certificates of title, (g) Property that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Property, (h) any interest in joint ventures and non-Wholly owned Subsidiaries which cannot be pledged without the consent of one or more third parties, (i) any leasehold real property, (j) the Settlement Account and the Reserve Account, as such terms are defined in the Clearing Agreement, and similar accounts pursuant to similar sponsorship, clearinghouse and/or settlement arrangements and all cash in such accounts, and (k) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law or contractual obligation from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective), (b) any Domestic Holding Company, solely to the extent that adverse tax consequences to Borrower and its Subsidiaries would result from such Domestic Holding Company providing Collateral hereunder or guaranteeing the Obligations, (c) any Foreign Subsidiary, (d) any Subsidiary that is not a Material Subsidiary and (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing Collateral or guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Existing Shareholders” means Advent and its Affiliates and Fifth Third Ohio and its Affiliates.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined.

“Fifth Third Ohio” means Fifth Third Bank, an Ohio banking corporation.

“Fifth Third Holdings” means Fifth Third Holdings, LLC, a Delaware limited liability company.

“Fifth Third Michigan” means Fifth Third Bank, a Michigan banking corporation.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary, the equity interests of which are directly owned by the Borrower or a Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary.

“Fixed Rate” means nine and one-half of one percent (9.5%) per annum.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations” means the liability of the Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other deposit, disbursement, and Cash Management Services afforded to the Borrower or any such Subsidiary by any of such Lenders or their Affiliates, and (d) the Master Data Processing Agreement between the Borrower and Fifth Third Bancorp, an Ohio corporation, dated June 30, 2009, as amended, modified, supplemented or restated from time to time.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to the United States government.

“Guarantor” is defined in Section 4.4 hereof.

“Guaranty” is defined in Section 4.4 hereof.

“Hazardous Material” means any (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any substance, waste or material classified or regulated as “hazardous,” “toxic,” “contaminant” or “pollutant” or words of like import pursuant to an applicable Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.

“Hedging Liability” means Hedging Obligations owing to any of the Lenders, or any Affiliates of such Lenders.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Holdco” means FTPA Holding, LLC, a Delaware limited liability company.

“Holdco LLC Agreement” means the Limited Liability Company Agreement of Holdco, dated as of February 24, 2009, created by Fifth Third Ohio, as amended and restated pursuant to that certain Amended and Restated Limited Liability Company Agreement by and among Advent - Kong Blocker Corp., a Delaware corporation, Fifth Third Ohio, FTPA Partners, LLC, a Delaware limited liability company, Holdco and each other member of Holdco pursuant to the terms of such agreement, dated as of June 30, 2009.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has been withdrawn.

“Indebtedness” means for any Person (without duplication):

(a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,

(b) all indebtedness for the deferred purchase price of Property,

(c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien,

(d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, other than such obligations related to Assumed Capital Leases,

(e) any liability in respect of banker’s acceptances or letters of credit,

(f) any indebtedness, whether or not assumed, of the types described in clauses (a) through (c) above or clauses (g) and (h) below, secured by Liens on Property acquired by such Person at the time of acquisition thereof,

(g) all obligations under any so-called “synthetic lease” transaction entered into by such Person, and

(h) all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (g) hereof,

provided, that the term “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business, (ii) any earn-out obligation until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (iii) prepaid or deferred revenue arising in the ordinary course of business, and (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

“Information” has the meaning provided in Section 10.23.

“Initial Lenders” means Fifth Third Holdings and Fifth Third Michigan.

“Initial Term A Loan Amount” means $1,000,000,000.00.

“Initial Term B Loan Amount” means $250,000,000.00.

“Interest Expense” means, with reference to any period, (a) the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations (other than imputed interest charges to the extent related to Assumed Capital Leases) and all amortization of debt discount and expense) of the Borrower and its Subsidiaries payable in cash for such period determined on a consolidated basis in accordance with GAAP but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (ii) any expensing of bridge, commitment and other financing fees minus (b) interest income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to Eurodollar Loans and Swing Loans under the Revolving Credit, the period commencing on the date a Borrowing of Eurodollar Loans or Swing Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurodollar Loan, 1, 2 or 3 months thereafter, and (b) in the case of a Swing Loan, on the last day of the calendar month in which such Swing Loan was advanced; provided, however, that:

(i) no Interest Period with respect to any Swing Loan shall extend beyond the Revolving Credit Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“L/C Backstop” means, in respect of any Letter of Credit, (a) a letter of credit delivered to the L/C Issuer which may be drawn by the L/C Issuer to satisfy any obligations of the Borrower in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with the L/C Issuer to satisfy any obligation of the Borrower in respect of such Letter of Credit, in each case, in an amount not to exceed 100% of the undrawn face amount and any unpaid Reimbursement Obligations with respect to such Letter of Credit and on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective L/C Issuer.

“L/C Issuer” means Fifth Third Michigan.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $25,000,000.00, as reduced pursuant to the terms hereof.

“Lenders” means and includes the Initial Lenders and the other banks, financial institutions and other lenders from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Letter of Credit” is defined in Section 2.3(a) hereof.

“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of such date to Consolidated EBITDA for the period of four fiscal quarters then ended.

“LIBOR” means, for an Interest Period for any Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for an Interest Period for any Borrowing of Eurodollar Loans, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Lien” means any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Limited Guarantor” means Fifth Third Bank, an Ohio banking corporation.

“Limited Guaranty” is defined in Section 4.3 hereof.

“Loan” means any Revolving Loan, Term A Loan, Term B Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranty, the Limited Guaranty and the Collateral Documents.

“Loan Parties” means the Borrower and each Guarantor but not including the Limited Guarantor.

“Master Investment Agreement” means the Master Investment Agreement dated March 27, 2009, among Fifth Third Ohio, the Borrower, Holdco and Advent-Kong Blocker Corp., a Delaware corporation.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of the Borrower and its Subsidiaries taken as a whole, or (b) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under a Collateral Document; provided that the occurrence of the foregoing change or effect shall not be deemed a Material Adverse Effect if such change or effect (x) occurs in connection with any Regulatory Event at any Lender or (y) is a change or effect that is authorized under the Clearing Agreement (or results from conduct authorized under such agreement).

“Material Plan” is defined in Section 7.1(h) hereof.

“Material Subsidiary” shall mean and include (i) each Subsidiary that is a Domestic Subsidiary, except any Subsidiary that is a Domestic Subsidiary and does not have (together with its Subsidiaries) (a) at any time, consolidated total assets that constitute more than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such time and (b) net income in accordance with GAAP for any four consecutive fiscal quarters of the Borrower ending on or after December 31, 2009, that constitute more than 5% of the consolidated net income in accordance with GAAP of the Borrower and its Subsidiaries during such period and (ii) each Domestic Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary.

“Maximum Rate” is defined in Section 10.18 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any mandatory prepayment event pursuant to Section 2.8(d), (a) the gross cash and cash equivalent proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of its Subsidiaries in respect of such prepayment event or issuance, as the case may be, less (b) the sum of:

(i) the Borrower’s good faith estimate of taxes paid or payable in connection with any such prepayment event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such prepayment event and (y) retained by the Borrower (or any of its members or direct or indirect parents) or any of the Subsidiaries, including, with respect to Net Cash Proceeds from a Disposition, liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and other liabilities associated with the asset disposed of and retained by the Borrower or any of its Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a prepayment event occurring on the date of such reduction,

(iii) the amount of any Indebtedness secured by a Lien permitted hereunder on the assets that are the subject of such prepayment repaid upon consummation of such prepayment event, and

(iv) reasonable and customary costs and fees payable in connection therewith.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, and (e) all other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” as defined in Section 10.11(b).

“Note” and “Notes” means and includes the Revolving Notes, the Term A Notes, the Term B Notes and the Swing Note.

“Notice of Intent to Cure” is defined in Section 7.6 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Participant” is defined in Section 10.10(d) hereof.

“Participating Interest” is defined in Section 2.3(d) hereof.

“Participating Lender” is defined in Section 2.3(d) hereof.

“Patriot Act” is defined in Section 5.21(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage, Term A Loan Percentage or Term B Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage, Term A Loan Percentage and Term B Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) after giving effect to the Acquisition, the Borrower is in compliance with Section 6.10 hereof;

(b) the Acquisition is not a Hostile Acquisition;

(c) the Total Consideration for any acquired business that does not become a Domestic Subsidiary (or the assets of which are not acquired by the Borrower or a Domestic Subsidiary), when taken together with the Total Consideration for all such acquired businesses acquired after the Closing Date, does not exceed (i) $75,000,000 plus (ii) the Available Amount at such time;

(d) if a new Subsidiary (other than an Excluded Subsidiary) is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith; and

(e) after giving effect to the Acquisition, no Event of Default shall exist, including, with respect to Acquisitions occurring on or after June 30, 2010, with respect to the financial covenants contained in Section 6.19 after giving Pro Forma Effect for such Acquisition, and, with respect to Acquisitions occurring on or after June 30, 2010, the Leverage Ratio on a Pro Forma Basis shall not exceed the greater of (i) 4.5 to 1.0 or (ii) the then-applicable ratio under Section 6.19(a) less .25x.

“Permitted Investors” shall mean (a) the Existing Shareholders, their respective limited partners and any Person making an investment in any direct or indirect parent of Borrower or its Subsidiaries concurrently with the Existing Shareholders and (b) the members of management of any direct or indirect parent of Borrower and its Subsidiaries who are investors, directly or indirectly, in the Borrower (collectively, the “Management Investors”).

“Permitted Lien” is defined in Section 6.12 hereof.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Acquisition Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, the pro forma increase or decrease in Consolidated EBITDA pursuant to a Pro Forma Adjustment Certificate of the Borrower, which pro forma increase or decrease shall be based on the Borrower’s good faith projections and reasonable assumptions as a result of (a) actions taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the operations of the Borrower and its Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such period.

“Pro Forma Adjustment Certificate” means any certificate by the chief financial officer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent delivered pursuant to Section 6.1(f).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Borrower or any division or product line of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of the term “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness and (c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment”.

“Prohibited Lenders” means and includes each of the following Persons and their Affiliates and their respective successors-in-interest via merger or acquisition: JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association, The Royal Bank of Scotland, PLC and U.S. Bancorp.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Qualified Public Offering” shall mean the issuance by the Borrower or any direct or indirect parent of the Borrower of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Quarterly Distributions” has the meaning assigned to such term in the Holdco LLC Agreement.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Refinancing Indebtedness” shall have the meaning assigned to such term under Section 6.11(t) hereof.

“Register” is defined in Section 10.10(c) hereof.

“Regulatory Event” means, with respect to any Lender, that (i) the Federal Deposit Insurance Corporation or any other Governmental Authority is appointed as conservator or Receiver for such Lender; (ii) such Lender is considered in “troubled condition” for the purposes of 12 U.S.C. § 1831i or any regulation promulgated thereunder; (iii) such Lender qualifies as “Undercapitalized,” “Significantly Undercapitalized,” or “Critically Undercapitalized” as those terms are defined in 12 C.F.R. § 208.43; or (iv) such Lender becomes subject to any formal or informal regulatory action requiring the Lender to materially improve its capital, liquidity or safety and soundness.

“Reimbursement Obligations” is defined in Section 2.3(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, ..30, .31, .32, .34 or .35 of PBGC Regulation Section 4043.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that, the Revolving Credit Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be excluded for purposes of making a determination of Required Lenders.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities,” as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits (“BBA LIBOR”) or such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time).

“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2, 2.3 and 2.11 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $125,000,000 on the date hereof.

“Revolving Credit Termination Date” means May 29, 2014 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof.

“Revolving Loan” is defined in Section 2.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.12(d) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement by and between the Borrower and the Administrative Agent, as the same may be amended, modified, supplemented, restated or amended and restated from time to time.

“Specified Transaction” means, with respect to any period, (a) the Transactions, (b) any incurrence or repayment of Indebtedness, (c) any Permitted Acquisition or the making of other investment pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (d) the disposition of all or substantially all of the assets or stock of a Subsidiary (or any line of business or division thereof) or (e) other event that by the terms of the Loan Documents requires Pro

Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Stand Alone Costs” means all costs and expenses incurred by the Borrower or any of its Subsidiaries related to the transition of the Business to a stand alone company, including the cost of establishing separate systems and infrastructure and other carve-out related costs financed with the Transition Cost Contribution (as defined in the Holdco LLC Agreement).

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.11 hereof.

“Swing Line Sublimit” means $125,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.11(a) hereof.

“Swing Note” is defined in Section 2.12(d) hereof.

“Term A Credit” means the credit facility for the Term A Loans described in Section 2.1(a) hereof.

“Term A Lender” means any Lender holding all or a portion of the Term A Credit.

“Term A Loan” is defined in Section 2.1(a) hereof.

“Term A Loan Percentage” means, for any Lender, the percentage held by such Lender of the aggregate principal amount of all Term A Loans then outstanding.

“Term A Note” is defined in Section 2.12(d) hereof.

“Term B Credit” means the credit facility for the Term B Loans described in Section 2.1(b) hereof.

“Term B Lender” means any Lender holding all or a portion of the Term B Credit.

“Term B Loan” is defined in Section 2.1(b) hereof.

“Term B Loan Percentage” means, for any Lender, the percentage held by such Lender of the aggregate principal amount of all Term B Loans then outstanding.

“Term B Note” is defined in Section 2.12(d) hereof.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) Indebtedness for borrowed money payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered to the seller in connection with any Acquisition, plus (d) the amount of Indebtedness assumed in connection with any Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness under clauses (a), (c) and (d) of such definition of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP, minus the amount of unrestricted cash and Cash Equivalents held by the Borrower and its Subsidiaries and cash and Cash Equivalents restricted in favor of the Administrative Agent; provided that in making a calculation of Total Funded Debt, the amount of Revolving Loans and/or Swing Loans included therein shall be deemed to be the sum of the outstanding balance of Revolving Loans and Swing Loans outstanding on each day of the period ending on the date of determination divided by the number of days in such period.

“Transaction Documents” means the Master Investment Agreement and the Ancillary Agreements (as defined in the Master Investment Agreement).

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, the transactions contemplated by this Agreement, the other Loan Documents and the Transaction Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations; provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(a) hereof.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other equity interests are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein,” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP. All terms that are used in this Agreement which are defined in the UCC of the State of New York shall have the same meanings herein as such terms are defined in the New York UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2. THE LOAN FACILITIES.

Section 2.1. The Term Loans.

(a) Term A Loans. The parties hereto agree that each Term A Lender severally and not jointly made a loan (each individually a “Term A Loan” and, collectively, the “Term A Loans”) in Dollars to the Borrower in the Initial Term A Loan Amount, which Term A Loans were advanced on May 29, 2009, and the aggregate principal amount of Term A Loans owed to each Term A Lender on the Closing Date are expressed on Schedule 1 attached hereto.

(b) Term B Loans. The parties hereto agree that each Term B Lender severally and not jointly made a loan (each individually a “Term B Loan” and, collectively, the “Term B Loans”) in Dollars to the Borrower in the Initial Term B Loan Amount, which Term B Loans were advanced on May 29, 2009, and the aggregate principal amount of Term B Loans owed to each Term B Lender on the Closing Date are expressed on Schedule 1 attached hereto.

Section 2.2. Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of the total Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3. Letters of Credit.

(a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the

Borrower’s and its Subsidiaries’ account in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 5 days prior to the Revolving Credit Termination Date, in an aggregate face amount as requested by the Borrower subject to the limitations set forth in clause (a) of this Section 2.3, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b) hereof, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit as required pursuant to clause (c) of this Section 2.3, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid to but excluding the date of reimbursement by the Borrower at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue a Letter of Credit or increase the amount of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3).

(c) The Reimbursement Obligations. Subject to Section 2.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 2:00 p.m. (Cincinnati time) on the date which each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Cincinnati time) reimbursement shall be made on the next Business Day following the date when such drawing is to be paid, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the L/C Issuer or any Lender, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim of set-off the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or a L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, provided that the Administrative Agent’s or L/C Issuer’s determination that documents presented under the Letter of Credit complied with the terms thereof did not constitute gross negligence, bad faith or willful misconduct of the Administrative Agent or L/C Issuer; or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or a L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

(g) Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of the Agreement shall control.

Section 2.4. Applicable Interest Rates.

(a) Fixed Rate Term Loans. Each Term A Loan or Term B Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced until, but excluding, the date of repayment thereof at a rate per annum equal to the Fixed Rate, payable in arrears on the last Business Day of each March, June, September and December and at maturity (whether by acceleration or otherwise).

(b) Revolving Base Rate Loans. Each Revolving Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(c) Revolving Eurodollar Loans. Each Revolving Loan that is a Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(d) Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i) for any Term A Loan and any Term B Loan, the sum of 2.0% per annum plus the Fixed Rate;

(ii) for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(iii) for any Eurodollar Loan and any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(e) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Revolving Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5. Manner of Borrowing Revolving Loans and Designating Applicable Interest Rates.

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than noon (Cincinnati time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Revolving Loans that are Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Revolving Loans that are Base Rate Loans. The Loans included in each Borrowing of Revolving Loans shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Revolving Loans or, subject to Section 2.6 hereof, a portion thereof, as follows: (i) if such Borrowing of Revolving Loans is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing of Revolving Loans is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing of Revolving Loans to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Revolving Loans that are Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Revolving Loans that are Base Rate Loans into Eurodollar Loans must be given by no later than noon (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing of Revolving Loans shall specify the date of the requested advance, continuation or conversion of a Borrowing of Revolving Loans (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans (Base Rate Loans or Eurodollar Loans) to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the

Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Revolving Loans that are Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(c), such Borrowing shall automatically be continued as a Borrowing of Eurodollar Loans with an Interest Period of one month’s duration. In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing of Revolving Loans equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing of Revolving Loans, subject to Section 3 hereof, each Lender shall make available its Revolving Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio. The Administrative Agent shall promptly wire transfer the proceeds of each new Borrowing of Revolving Loans to an account designated by the Borrower in the applicable notice of borrowing.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Cincinnati time) on such date) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Revolving Loan, but without such payment being considered a payment or prepayment of a Revolving Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 2.6. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under the Revolving Credit shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under the Revolving Credit shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.7. Maturity of Loans.

(a) Scheduled Payments of Term A Loans. The Borrower shall make principal payments on the Term A Loans in installments on the last Business Day of each March, June, September and December in each year, commencing with the calendar quarter ending September 30, 2009, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

COLUMN A PAYMENT DATE	COLUMN B SCHEDULED PRINCIPAL PAYMENT ON LOANS
09/30/09	0.5% of the Initial Term A Loan Amount
12/31/09	0.5% of the Initial Term A Loan Amount
03/31/10	0.375% of the Initial Term A Loan Amount
06/30/10	0.375% of the Initial Term A Loan Amount
09/30/10	0.375% of the Initial Term A Loan Amount
12/31/10	0.375% of the Initial Term A Loan Amount
03/31/11	1.25% of the Initial Term A Loan Amount
06/30/11	1.25% of the Initial Term A Loan Amount
09/30/11	1.25% of the Initial Term A Loan Amount
12/31/11	1.25% of the Initial Term A Loan Amount
03/31/12	1.25% of the Initial Term A Loan Amount
06/30/12	1.25% of the Initial Term A Loan Amount
09/30/12	1.25% of the Initial Term A Loan Amount
12/31/12	1.25% of the Initial Term A Loan Amount
03/31/13	1.25% of the Initial Term A Loan Amount
06/30/13	1.25% of the Initial Term A Loan Amount
09/30/13	1.25% of the Initial Term A Loan Amount
12/31/13	1.25% of the Initial Term A Loan Amount
03/31/14	1.25% of the Initial Term A Loan Amount

COLUMN A PAYMENT DATE	COLUMN B SCHEDULED PRINCIPAL PAYMENT ON LOANS
06/30/14	1.25% of the Initial Term A Loan Amount
09/30/14	1.25% of the Initial Term A Loan Amount
12/31/14	1.25% of the Initial Term A Loan Amount
03/31/15	1.25% of the Initial Term A Loan Amount
06/30/15	1.25% of the Initial Term A Loan Amount
09/30/15	1.25% of the Initial Term A Loan Amount
12/31/15	1.25% of the Initial Term A Loan Amount
3/31/16	1.25% of the Initial Term A Loan Amount

; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Loans, shall be due and payable on May 29, 2016, the final maturity thereof.

(b) Scheduled Payments of Term B Loans. The Borrower shall make principal payments on the Term B Loans in installments on the last Business Day of each March, June, September and December in each year, commencing with the calendar quarter ending September 30, 2009, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

COLUMN A PAYMENT DATE	COLUMN B SCHEDULED PRINCIPAL PAYMENT ON LOANS
09/30/09	0.5% of the Initial Term B Loan Amount
12/31/09	0.5% of the Initial Term B Loan Amount
03/31/10	0.375% of the Initial Term B Loan Amount
06/30/10	0.375% of the Initial Term B Loan Amount
09/30/10	0.375% of the Initial Term B Loan Amount
12/31/10	0.375% of the Initial Term B Loan Amount
03/31/11	1.25% of the Initial Term B Loan Amount
06/30/11	1.25% of the Initial Term B Loan Amount
09/30/11	1.25% of the Initial Term B Loan Amount
12/31/11	1.25% of the Initial Term B Loan Amount
03/31/12	1.25% of the Initial Term B Loan Amount
06/30/12	1.25% of the Initial Term B Loan Amount
09/30/12	1.25% of the Initial Term B Loan Amount
12/31/12	1.25% of the Initial Term B Loan Amount
03/31/13	1.25% of the Initial Term B Loan Amount
06/30/13	1.25% of the Initial Term B Loan Amount
09/30/13	1.25% of the Initial Term B Loan Amount
12/31/13	1.25% of the Initial Term B Loan Amount
03/31/14	1.25% of the Initial Term B Loan Amount

COLUMN A PAYMENT DATE	COLUMN B SCHEDULED PRINCIPAL PAYMENT ON LOANS
06/30/14	1.25% of the Initial Term B Loan Amount
09/30/14	1.25% of the Initial Term B Loan Amount
12/31/14	1.25% of the Initial Term B Loan Amount
03/31/15	1.25% of the Initial Term B Loan Amount
06/30/15	1.25% of the Initial Term B Loan Amount
09/30/15	1.25% of the Initial Term B Loan Amount
12/31/15	1.25% of the Initial Term B Loan Amount
3/31/16	1.25% of the Initial Term B Loan Amount

; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Loans, shall be due and payable on May 29, 2016, the final maturity thereof.

(c) Revolving Loans. Each Revolving Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.8. Prepayments.

(a) Voluntary Prepayments of Term A Loans. The Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty at any time all, or from time to time any part of, the Term A Loans, in a multiple of $500,000 and an aggregate amount of not less than $1,000,000; provided that, the Borrower may not make any voluntary prepayment of the Term A Loans until the Term B Loans have been paid in full. The Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each optional prepayment under this Section 2.8(a) prior to 2:00 p.m. (Cincinnati, Ohio time) at least one Business Date prior to the date fixed for such prepayment (which notice may be revoked at the Borrower’s option). Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of the Term A Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Any prepayments made pursuant to this Section 2.8(a) shall be applied against the remaining scheduled installments of principal due in respect of such Term A Loans in direct order of maturity.

(b) Voluntary Prepayments of Term B Loans. The Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty at any time all, or from time to time any part of, the Term B Loans, in a multiple of $500,000 and an aggregate amount of not less than $1,000,000. The Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each optional prepayment under this Section 2.8(b) prior to 2:00 p.m. (Cincinnati, Ohio time) at least one Business Date prior to the date fixed for such prepayment (which notice may be revoked at the Borrower’s option). Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of the Term B Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Any prepayments made pursuant to this Section 2.8(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term B Loans in direct order of maturity.

(c) Voluntary Prepayments of Revolving Loans and Swing Loans. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of (i) Revolving Loans that are Eurodollar Loans at any time upon at least 3 Business Days prior notice by the Borrower to the Administrative Agent, (ii) in the case of a Borrowing of Revolving Loans that are Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment or (iii) Swing Loans at any time without prior notice, in each case, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrower may not partially repay a Borrowing (other than a Borrowing of Swing Loans) (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.

(d) Mandatory. (i) If the Borrower or any Subsidiary shall at any time or from time to time make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $5,000,000.00 individually, then (x) the Borrower shall promptly notify the Administrative Agent of such Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of the amount specified above; provided that in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within 180 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the business of the Borrower or its Subsidiaries, then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested, or the Borrower or a Subsidiary has entered into a binding contract to so invest or reinvest such Net Cash Proceeds during such 180-day period. Promptly after the end of such 180-day period, to the extent such Net Cash Proceeds have not been so invested or reinvested or such a binding contract entered into, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of the amount specified above not so invested or reinvested or subject to such binding contract. The amount of each such prepayment shall be applied first to the outstanding Term A Loans until paid in full and then to the outstanding Term B Loans until paid in full and then to the Revolving Loans until paid in full and then to the Swing Loans. If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss that the Borrower or its Subsidiary intends to invest or reinvest shall be maintained in operating accounts at the Administrative Agent or its Affiliates until invested, reinvested or applied to the Obligations pursuant to this Section 2.8(d).

(ii) On or before April 30th of each year, beginning in 2010, the Borrower shall prepay the then-outstanding Loans by an amount equal to 75% of Excess Cash Flow of Borrower and its Subsidiaries for the most recently completed fiscal year of the Borrower. The amount of each such prepayment shall be applied first to the outstanding Term B Loans until paid in full and then to the outstanding Term A Loans until paid in full and then to the Revolving Loans until paid in full and then to the Swing Loans. Any voluntary prepayments of principal of the Term A Loans and Term B Loans made during any fiscal year and on or prior to April 30th of the following year shall reduce, by the amount of such voluntary prepayments, the amount required to be paid by the Borrower under this Section 2.8(d)(ii) for such year; provided that, the amount required to be paid under this Section 2.8(d)(ii) shall not in any event be reduced to less than zero, and no such voluntary prepayments shall reduce payments required to be made under this Section 2.8(d)(ii) in more than one year (i.e., any payments made between the end of a fiscal year and the payment required under this Section 2.8(d)(ii) in respect thereof shall not be double counted).

(iii) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and Swing Loans and, if necessary after such Revolving Loans and Swing Loans have been repaid in full, replace or cause to be canceled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the L/C Issuer) outstanding Letters of Credit by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(iv) Unless the Borrower otherwise directs, prepayments of Revolving Loans under this Section 2.8(d) shall be applied first to Borrowing Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(d) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term A Loans, Term B Loans, Swing Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Each prefunding of L/C Obligations that the Borrower chooses to make to the Administrative Agent as a result of the application of Section 2.8(d)(iii) above by the deposit of cash or Cash Equivalents with the Administrative Agent shall be made in accordance with Section 7.4.

(e) Defaulting Lenders. Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) any voluntary prepayment of the Revolving Loans pursuant to Section 2.8(c) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no loans outstanding and the Revolving Credit Commitments of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(d) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender has funded all defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (e). “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.

(f) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and (i) in the case of any partial prepayment under Sections 2.8(a) or 2.8(b) hereof, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the direct order of maturity and (ii) in the case of any partial prepayment under Section 2.8(d) hereof, such payment shall be applied ratably to the remaining amortization payments on the relevant Loans.

Section 2.9. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim, except as provided in Section 10.1. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders, other than payments and collection received pursuant to the Limited Guaranty, shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of principal and interest on the Swing Loans until paid in full;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Term B Loans, Revolving Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all Letters of Credit, to the extent the same have not been replaced or cancelled or otherwise provided for to the reasonable satisfaction of the L/C Issuer), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of principal on the Term A Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof until paid in full;

(f) sixth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(g) seventh, to the Borrower or whoever else may be lawfully entitled thereto.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations pursuant to the Limited Guaranty, in each instance, by the Administrative Agent, the L/C Issuer or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, protecting, preserving or enforcing the Limited Guaranty, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof in respect of the Limited Guaranty (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest due to the Term A Lenders under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to the Term A Lenders;

(c) third, to the payment of principal on the Term A Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(d) fourth, to the Borrower or whoever else may be lawfully entitled thereto.

Section 2.10. Commitment Terminations.

(a) Voluntary. The Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or any greater amount that is an integral multiple of $100,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11. Swing Loans.

(a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans in Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time. The Swing Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date and each Swing Loan not sooner repaid shall mature and be due and payable by the Borrower on such date. Except as provided in clause (c) below, each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until repaid (whether by acceleration or otherwise) at a rate per annum equal to, at the option of the Borrower, (x) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (y) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed); provided that, notwithstanding the foregoing, any deemed borrowing of a Swing Loan pursuant to clause (c)(ii) below shall bear interest as described in clause (i)(x) above. Interest on each Swing Loan shall be due and payable on the last day of each Interest Period applicable thereto.

(c) Requests for Swing Loans. (i) Except as provided in clause (ii) below, the Borrower shall give the Administrative Agent prior notice (which may be written or oral), no later than 12:00 noon (Cincinnati time) on the date upon which the Borrower requests that any Swing Loan be made or such later time as may be acceptable to the Administrative Agent, in its reasonable discretion, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Administrative Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower by wire transfer to an account designated by the Borrower.

(ii) Notwithstanding clause (i) above, in the event that there is a negative balance at the end of any Business Day in the Borrower’s “concentration” account that it maintains with the Administrative Agent, the Borrower shall be deemed to have requested (without the necessity of any formal or written notice), and, subject to the first sentence of Section 2.11(a) hereof, the Administrative Agent shall make, a Swing Loan in the amount of such negative balance. Anything contained in this Section 2.11(c) to the contrary notwithstanding, (x) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (y) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding of Swing Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which the Borrower hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 2.11(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.12. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, with respect to Revolving Loans, the type thereof and, with respect to Eurodollar Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term A Loan and referred to herein as a “Term A Note”), D-2 (in the case of its Term B Loan and referred to herein as a “Term B Note”), D-3 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”) or D-4 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term A Notes, Term B Notes, Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Term A Loan, Term B Loan, Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13. Fees.

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments (the “Commitment Fee”); provided, however, that no commitment fee shall accrue to the Unused Revolving Credit Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that, any portion of the Letter of Credit fee paid to Fifth Third Michigan on any of its Affiliates shall be reduced by the amount of any fronting fee paid with respect to such Letters of Credit as provided above until the Borrower receives full credit for such fronting fee; provided further that, while any Event of Default exists or after acceleration, such rate shall increase by 2% over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent, acting at the request or with the consent of the Required Lenders; provided further that, no letter of credit fee shall accrue to the Revolver Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

SECTION 3. CONDITIONS PRECEDENT.

Section 3.1. All Credit Events. At the time of each Credit Event under the Revolving Credit hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Revolving Credit Commitments;

(d) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.13 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 2.13 hereof; and

(e) such Credit Event shall not violate any Applicable Law with respect to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such Applicable Law shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of the L/C Issuer, to extend the expiration date of or increase the amount of any Letter of Credit hereunder.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section.

Section 3.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received copies of the certificate of formation, certificate of organization, operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) of Holdco, the Borrower and CMC and any amendments thereto, certified in each instance by its Secretary,

Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority or a certified statement from the Secretary, Assistant Secretary or Chief Financial Officer of Holdco, the Borrower and CMC, respectively, certifying that the organizational documents previously delivered to the Administrative Agent have not been amended, supplemented, amended and restated or otherwise modified since the date of their original delivery;

(b) the Administrative Agent shall have received copies of resolutions of the board of directors (or similar governing body) of the Borrower authorizing the execution, delivery and performance of the Amendment and Restatement Agreement and Reaffirmation, dated as of June 30, 2009, whereby this Agreement is amended and restated in the form hereof and the Borrower’s obligations under this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are reaffirmed, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer;

(c) the Administrative Agent shall have received copies of the certificates of good standing (if available) for each of Holdco, the Borrower and of CMC from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(d) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives; and

(e) the Administrative Agent shall have received a favorable written opinion of counsel to Holdco, the Borrower and CMC, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4. THE COLLATERAL, THE GUARANTY AND THE LIMITED GUARANTY.

Section 4.1. Collateral. The Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be secured by (a) valid, perfected, and enforceable Liens on all right, title, and interest of Holdco, the Borrower and each Subsidiary (other than an Excluded Subsidiary) in all capital stock and other equity interests (other than Excluded Equity Interests) held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of Holdco, the Borrower and each Subsidiary (other than an Excluded Subsidiary) in all personal property and fixtures, whether now owned or hereafter acquired or arising, and all proceeds thereof (other than Excluded Property).

Section 4.2. Liens on Real Property. In the event that the Borrower or any Subsidiary (other than an Excluded Subsidiary) owns or hereafter acquires real property having a fair market value in excess of $5,000,000.00 in the aggregate (other than any Excluded Property), within 90 days of the Closing Date or the acquisition thereof (or such longer period as to which the Administrative Agent may consent), the Borrower shall, or shall cause such Subsidiary to, execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust reasonably acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, shall pay all taxes and reasonable costs and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust.

Section 4.3. Limited Guaranty. The collection of the Obligations arising in connection with the Term A Loans shall at all times be guaranteed by the Limited Guarantor pursuant to a collection guaranty agreement in favor of the Administrative Agent, for the benefit of the Term A Lenders, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (the “Limited Guaranty”).

Section 4.4. Guaranty. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Data Processing Obligations shall at all times be guaranteed by Holdco and each Subsidiary (other than an Excluded Subsidiary) (each, a “Guarantor” and, collectively, the “Guarantors”) pursuant to a guaranty agreement in form and substance acceptable to the Administrative Agent, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (the “Guaranty”).

Section 4.5. Further Assurances. The Borrower agrees that it shall, and shall cause each Subsidiary (other than any Excluded Subsidiary) to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary (other than an Excluded Subsidiary) after the date hereof, on or prior to the later to occur of (a) 30 days following the date of such acquisition or formation and (ii) the date of the required delivery of the certificate required by Section 6.1(c) following the date of such acquisition or formation (or such longer period as to which the Administrative Agent may consent), the Borrower shall cause such newly formed or acquired Subsidiary to execute such Collateral Documents (or supplements, assumptions or amendments to existing Collateral Documents) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.6. Limitation on Collateral. Notwithstanding anything to the contrary in Sections 4.1 through 4.5 or any other Collateral Document (a) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent and (b) Liens required to be granted pursuant to Section 4.5 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to each Lender and the Administrative Agent that:

Section 5.1. Organization and Qualification. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2. Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has the power and authority to enter into the Loan Documents executed by it, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party, if any, of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Loan Party, (b) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of any Loan Party, (c) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, or (d) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Permitted Liens, except with respect to clauses (a), (c) or (d), to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien could not reasonably be expected to result in a Material Adverse Effect.

Section 5.3. No Material Adverse Change. Since the Closing Date, there has been no event or circumstance which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.4. Litigation and Other Controversies. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 5.5. True and Complete Disclosure. As of the Closing Date, all information (other than projections or any other forward-looking information and any information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent, the L/C Issuer or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Subsidiaries, the Borrower only represents and warrants that such information is prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize).

Section 5.6. Use of Proceeds; Margin Stock. All proceeds of the Revolving Loans and Swing Loans shall be used by the Borrower to pay fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and for working capital and other general corporate purposes. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, “Margin Stock”) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.7. Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed by the Borrower and/or any of its Subsidiaries, except where failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower and each of its Subsidiaries has paid all taxes, assessments and other governmental charges payable by them (other than taxes, assessments and other governmental charges which are not delinquent), except those (a) not overdue by more than thirty (30) days, (b) that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (c) the non-payment of which could not be reasonably expected to result in a Material Adverse Effect.

Section 5.8. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan under Title IV of ERISA, except where the failure, noncompliance or incurrence of such could not be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as could not be reasonably expected to have a Material Adverse Effect.

Section 5.9. Subsidiaries. Schedule 5.9 correctly sets forth, as of the Closing Date, each Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (whether directly or indirectly) of the Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof.

Section 5.10. Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.11. Environmental Matters. The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Borrower and its Subsidiaries, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Borrower or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries, except such claims as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that, to the knowledge of the Borrower and its Subsidiaries, could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Subsidiaries under any applicable Environmental Law. To the knowledge of the Borrower, Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries where such Release, individually, or when combined with other Releases, in the aggregate, may reasonably be expected to have a Material Adverse Effect.

Section 5.12. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.13. Intellectual Property. The Borrower and each of its Subsidiaries owns all the patents, trademarks, service marks, trade names and copyrights or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.14. Good Title. The Borrower and its Subsidiaries have good and indefeasible title, or valid leasehold interests, to their material properties and assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets in the ordinary course of business, and such defects in title that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.15. Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries and (ii) to the knowledge of the Borrower and its Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Capitalization. Except as set forth on Schedule 5.16, all outstanding equity interests of the Borrower and the Subsidiaries have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable, and as of the Closing Date there are no outstanding commitments or other obligations of any Subsidiary to issue, and no rights of any Person to acquire, any equity interests in any Subsidiary.

Section 5.17. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default could reasonably be expected to have a Material Adverse Effect.

Section 5.18. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.19. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any other Loan Party of any Loan Document, except (a) for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings necessary to perfect Liens created by the Loan Documents and (c) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not be reasonably expected to have a Material Adverse Effect.

Section 5.20. Solvency. The Borrower and its Subsidiaries are collectively solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business as currently conducted and all businesses in which they are about to engage.

Section 5.21. Foreign Assets Control Regulations and Anti-Money Laundering.

(a) OFAC. Neither Borrower nor any of its Subsidiaries is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 6. COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent indemnity obligations):

Section 6.1. Information Covenants. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders):

(a) Quarterly Reports. Within 60 days after the end of each fiscal quarter of the Borrower not corresponding with the fiscal year end, commencing with the first full fiscal quarter of the Borrower ending after the Closing Date, the Borrower’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, and starting with the first full fiscal quarter after the first anniversary of the Closing Date setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; provided that, the failure to deliver financial statements pursuant to this paragraph shall not constitute a Default or an Event of Default hereunder at any time, if such failure is caused by acts or omissions of Fifth Third Ohio or its Affiliates.

(b) Annual Statements. Within 120 days after the close of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2009), a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail and starting with the first full fiscal year after the first anniversary of the Closing Date showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided that, the failure to deliver financial statements pursuant to this paragraph shall not constitute a Default or an Event of Default hereunder at any time, if such failure is caused by acts or omissions of Fifth Third Ohio or its Affiliates. Notwithstanding the foregoing, for the fiscal year ending December 31, 2009, the financial statements delivered under this clause (b) need only cover the period from and after the Closing Date through and including December 31, 2009.

(c) Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), a certificate of the chief financial officer or other financial or accounting officer of the Borrower in the form of Exhibit E (x) stating no Default or Event of Default has occurred and is then continuing or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of

Default, and (y) showing the Borrower’s compliance with the covenants set forth in Section 6.19.

(d) Notice of Default or Litigation. Promptly after any senior executive officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or threat in writing of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

(e) Other Reports and Filings. To the extent not required by any other clause in this Section 6.1, promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $15,000,000.00.

(f) Pro Forma Adjustment Certificate. On or before the date on which a Pro Forma Adjustment is made, a certificate of an officer of the Borrower in form reasonably acceptable to the Administrative Agent setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(g) Environmental Matters. Promptly after any senior executive officer of the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of an Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material non-privileged written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(h) Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that, the Administrative Agent and any Lender (through the Administrative Agent) may request such information in their respective capacities as Administrative Agent and Lender only and may not use such information for any purpose other than a purpose reasonably related to its capacity as Administrative Agent or Lender, as applicable.

Information and documents required to be delivered pursuant to Sections 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to the Administrative Agent or on an Intralinks or similar site to which the Lenders have been granted access; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission.

Section 6.2. Inspections. The Borrower will, and will cause each Subsidiary to, permit officers, designated representatives and agents of the Administrative Agent (or any Lender solely if accompanying the Administrative Agent), to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent may request; provided that, (i) prior written notice of any such visit, inspection or examination shall be provided to the Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 6.2 more often than one time during any such fiscal year, the Borrower is not obligated to compensate the Administrative Agent for more than one inspection and examination by the Administrative Agent during any calendar year and any such compensation shall be subject to the limitations of Section 10.13, and (iii) the Administrative Agent may conduct inspections pursuant to this Section 6.2 in its respective capacity as Administrative Agent only and may not conduct inspections or utilize information from such inspections for any purpose other than a purpose reasonably related to its capacity as Administrative Agent. The Administrative Agent shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.3. Maintenance of Property, Insurance, Environmental Matters, etc.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its property, plant and equipment in good repair, working order and condition, except (A) normal wear and tear and casualty and condemnation and (B) to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of the Borrower and shall furnish to the Administrative Agent upon its reasonable request (but not more than twice per fiscal year in the absence of an Event of Default) reasonably detailed information as to the insurance so carried.

(b) Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws; except, with respect to clauses (i), (ii), (iv) and (v), to the extent, either individually or in the aggregate, all of the same could not be reasonably expected to have a Material Adverse Effect. With respect to any Release of Hazardous Materials, the Borrower and its Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.

Section 6.4. Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence under the laws of its jurisdiction of organization and its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.4 shall prevent the Borrower or any Subsidiary from consummating any transaction permitted by Section 6.13.

Section 6.5. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than a Permitted Lien).

Section 6.6. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor and (c) its intention to terminate or withdraw from any Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

Section 6.7. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all material taxes, assessments, fees and other material governmental charges imposed upon it or any of its Property, before becoming delinquent and before any material penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any material Lien resulting therefrom attaches to any of its Property or (b) the failure to pay the same could not be reasonably expected to have a Material Adverse Effect.

Section 6.8. Contracts with Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than its Subsidiaries) except on terms that are not materially less favorable to the Borrower or such Subsidiary as would have been obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a) the payment of customary fees to the Existing Shareholders for management, consulting and financial services rendered to the Borrower and the Subsidiaries and customary investment banking fees paid to the Existing Shareholders for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions in an amount not to exceed $2 million per fiscal year,

(b) transactions permitted by Section 6.15,

(c) the Transactions and the payment of the Transaction Expenses,

(d) the issuance of capital stock or other equity interests of the Borrower or other payment to the management of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions, pursuant to arrangements described in the following clause (e), or otherwise to the extent permitted under this Section 6,

(e) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of capital stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the Borrower,

(f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business (in the case of any direct or indirect parent of the Borrower, to the extent attributable to the operations of the Borrower or its Subsidiaries),

(g) transactions with joint ventures for the purchase and sale of goods, equipment or services entered into in the ordinary course of business,

(h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.8 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,

(i) payments by the Borrower and its Subsidiaries to each other pursuant to tax sharing agreements or arrangements among any direct or indirect parent of Borrower and such parent’s Subsidiaries on customary terms,

(j) loans and other transactions among the Borrower and its Subsidiaries (and any direct and indirect parent company of the Borrower) to the extent permitted under this Section 6; provided that any Indebtedness of any Loan Party owed to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations, and

(k) payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrower, any of its direct or indirect parent companies or any of its Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith.

Section 6.9. No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year for financial reporting purposes from its present basis; provided, however, that the Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 6.10. Change in the Nature of Business. The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the Business conducted by the Borrower on the Closing Date and other business activities incidental or related to any of the foregoing unless such change occurs as a result of any Regulatory Event at any Lender.

Section 6.11. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

(a) the Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations of the Borrower and its Subsidiaries;

(b) Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.14;

(d) Indebtedness (including Capitalized Lease Obligations and other Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, lease, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets; provided that the aggregate principal amount of Indebtedness outstanding under this paragraph (d) shall not exceed $10,000,000.00 at any time;

(e) Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $100,000,000.00 in the aggregate at any one time outstanding;

(f) Contingent Obligations incurred by (i) any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Subsidiary that is permitted to be incurred under this Agreement;

(g) Contingent Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees or distribution partners;

(h) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(i) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the disposition of any business, assets or capital stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing such acquisition;

(j) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with Permitted Acquisitions or other investments permitted under Section 6.14;

(k) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(l) Indebtedness of the Borrower or any Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(m) Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Borrower (or its direct or indirect parent) and its Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with the Transactions or any Permitted Acquisition or other investment permitted under Section 6.14;

(n) Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Borrower permitted by Section 6.15;

(o) Indebtedness in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p) Capitalized Lease Obligations and other Indebtedness arising under Capital Leases to the extent permitted to be incurred pursuant to the Transition Services Agreement (as defined in the Master Investment Agreement),

(q) Indebtedness of the Borrower and its Subsidiaries in existence on the Closing Date and set forth in all material respects on Schedule 6.11;

(r) Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(s) Indebtedness of the Borrower or any Subsidiary incurred to finance any Acquisition or investment permitted under Section 6.14 in an aggregate principal amount or liquidation preference equal to 100% of the net cash proceeds received by the Borrower and its Subsidiaries since immediately after the Closing Date from the issue or sale of equity interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of sales of equity interests to, or contributions received from, the Borrower or any of its Subsidiaries and other than the Cure Amount);

(t) the incurrence by the Borrower or any Subsidiary of Indebtedness which serves to refund or refinance any Indebtedness permitted under clauses (d), (p), (q), (s) and (u) of this Section 6.11 or any Indebtedness issued to so refund, replace or refinance such Indebtedness, including, in each case, additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded; and

(C) shall not include Indebtedness of a non-Loan Party that refinances Indebtedness of a Loan Party;

(u) Indebtedness of (x) the Borrower or a Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Borrower or any Subsidiary or merged into the Borrower or a Subsidiary in accordance with the terms of this Agreement or that is assumed by the Borrower or any Subsidiary in connection with such acquisition so long as:

(A) no Default exists or shall result therefrom;

(B) any Indebtedness incurred in reliance on clause (x) of this Section 6.11(u) shall not be secured by a Lien and shall not mature or require any payment of principal, in each case, prior to the date which is 91 days after the maturity date of the Term A and B Loans as set forth in Sections 2.7(a) and (b); and

(C) any Indebtedness incurred in reliance on clause (y) of this Section 6.11(u) and either (1) the aggregate principal amount of such Indebtedness that is secured by any Lien, together with all Refinancing Indebtedness in respect thereof, shall not exceed $100,000,000.00 or (2) after giving Pro Forma Effect to such acquisition or merger, the Leverage Ratio is less than or equal to the Leverage Ratio immediately prior to such acquisition or merger;

(v) Indebtedness of the Borrower or any of its Subsidiaries supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(w) all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Sections 6.11(a) through 6.11(v) above.

Section 6.12. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) inchoate Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.7;

(b) Liens (i) arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, (ii) in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party or (iii) to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, in each case, incurred in the ordinary course of business;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by a period of more than 30 days or which, to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect, are being contested in good faith by appropriate proceedings;

(d) Liens created by or pursuant to this Agreement and the Collateral Documents;

(e) Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.11(d) hereof, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired or similar Property acquired from the same lender or its Affiliates, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of all such Property;

(f) Liens incurred in connection with Permitted Acquisitions;

(g) easements, rights-of-way, restrictions, and other similar encumbrances as to the use of real property of the Borrower or any Subsidiary incurred in the ordinary course of business which do not impair their use in the operation of the business of such Person;

(h) Liens in favor of (i) Fifth Third Ohio created pursuant to the Clearing Agreement, (ii) one or more financial institutions pursuant to similar sponsorship, clearinghouse and/or settlement arrangements, provided that no Liens permitted under this clause (ii) will extend to cover Property of the Borrower or any Subsidiary other than that held by the other party to such agreement and the amount of such Lien shall not exceed the amount owed by the Borrower or any Subsidiary under such agreement;

(i) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(j) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 7.1;

(k) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease not prohibited by this Agreement;

(l) licenses and sublicenses of intellectual property granted in the ordinary course of business;

(m) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(n) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(o) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.14 to be applied against the purchase price for such investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.13;

(p) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(r) Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t) Liens incurred to secure any Indebtedness permitted to be incurred under Section 6.11; provided that the aggregate principal amount of all Indebtedness secured by such Liens, together with all Refinancing Indebtedness in respect thereof, shall not exceed $10,000,000.00;

(u) Liens in favor of the issuer of customs, stay, performance, bid, appeal or surety bonds or completion guarantees and other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) Liens existing on the Closing Date and described on Schedule 6.12;

(w) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary or concurrently therewith; provided, further, that such Liens may not extend to any other property owned by the Borrower or any of its Subsidiaries; provided, further, that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.11(u);

(x) Liens on property at the time the Borrower or a Subsidiary acquired the property or concurrently therewith, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any of its Subsidiaries; provided, further, that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.11(u);

(y) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors; and

(z) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.11 and secured by any Lien referred to in the foregoing clauses (e), (v), (w) and (x); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e), (v), (w) and (x) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Section 6.13. Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any property that, in the reasonable judgment of the Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out or is no longer useful in its business;

(c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Subsidiaries to one another;

(d) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger;

(e) the disposition or sale of Cash Equivalents;

(f) any Subsidiary may dissolve if the Borrower determines in good faith that such dissolution is in the best interests of the Borrower, such dissolution is not disadvantageous to the Lenders and the Borrower or any Subsidiary receives any assets of such dissolved Subsidiary;

(g) the sale, transfer, lease, or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $25,000,000.00 during any fiscal year of the Borrower;

(h) the lease, sublease, license (or cross-license) or sublicense (or cross-sublicense) of real or personal property in the ordinary course of business;

(i) the sale, transfer or other disposal of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j) the sale, transfer or other disposal of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(k) any transaction permitted by Section 6.14;

(l) the dispositions listed on Schedule 6.13;

(m) the unwinding of any Hedge Agreement;

(n) the disposition of any asset between or among the Borrower and/or its Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (a) through (m) above; and

(o) the sale of the EFT Business for cash consideration; provided that 100% of the net cash proceeds therefrom are applied toward the repayment of the Obligations in the manner set forth in Section 2.8(d)(i) and Section 2.8(f)(ii).

To the extent any Collateral is disposed of as expressly permitted by this Section 6.13 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the

Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 6.14. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or debt obligations) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “investments”), except that this Section shall not prevent:

(a) investments constituting receivables created in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of a Person and in settlement of delinquent obligations of, and other disputes with, a Person arising in the ordinary course of business;

(d) (i) the Borrower’s equity investments from time to time in its Subsidiaries, and (ii) investments made from time to time by a Subsidiary in the Borrower or one or more of its Subsidiaries; provided that any such investments made by the Borrower or any Subsidiary in any Subsidiary which is not a Loan Party plus any intercompany advances permitted by Section 6.14(e) hereof shall not exceed $100,000,000.00 in the aggregate at any one time outstanding;

(e) intercompany advances made from time to time from (i) the Borrower to any one or more Subsidiaries, (ii) from one or more Subsidiaries to the Borrower and (iii) from one or more Subsidiaries to one or more Subsidiaries; provided that any such advances made by a Loan Party to a Subsidiary that is not a Loan Party plus any equity investments permitted by Section 6.14(d) hereof shall not exceed $100,000,000.00 in the aggregate at any one time outstanding;

(f) other investments (including investments in joint ventures or similar entities that do not constitute Subsidiaries), in each case, as valued at the fair market value of such investment at the time each such investment is made, in an amount that, at the time such investment is made, would not exceed the sum of (i) $25,000,000.00 plus (ii) the amount of any returns of capital, dividends or other distributions received in connection with such investment;

(g) loans and advances to officers, directors, employees and consultants of the Borrower (or its direct or indirect parent company) or any of its Subsidiaries for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business and advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business; provided that, the aggregate amount of such loan in advance outstanding at any time shall not exceed $5,000,000.00;

(h) investments in Hedge Agreements permitted by Section 6.11(b);

(i) investments received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(j) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(k) guarantees by the Borrower or any Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business;

(l) Permitted Acquisitions;

(m) investments in Subsidiaries for the purpose of consummating transactions permitted under Sections 6.13(n) or any Permitted Acquisition;

(n) investments permitted under Sections 6.11, 6.12, 6.13 and 6.15;

(o) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $25,000,000.00 in the aggregate at any one time outstanding;

(p) investments consisting of consideration received in connection with any disposition or other transfer made in compliance with Section 6.13;

(q) investments in an amount not to exceed the Available Amount at the time such investment is made;

(r) other investments, loans and advances existing as of the Closing Date and set forth on Schedule 6.14 (as the same may be renewed, refinanced or extended from time to time); and

(s) investments the sole consideration for which is equity interests of the Borrower (or any direct or indirect parent of the Borrower).

Section 6.15. Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its equity interests or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options, or similar instruments to acquire the same (all the foregoing, “Distributions”); provided, however:

(a) any Subsidiary of the Borrower may make Distributions to its parent corporation (and, in the case of any non-Wholly-owned Subsidiary, pro rata to its parent companies based on their relative ownership interests);

(b) so long as no Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (and the Borrower may declare and pay Distributions, the proceeds of which are used to so redeem, acquire, retire or repurchase and to pay withholding or similar tax payments are expected to be payable in connection therewith) its equity interests (or any options or warrants or stock appreciation rights issued with respect to any of such equity interests) (or to allow any of the Borrower’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their equity) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Borrower (or any direct or indirect parent thereof) and its Subsidiaries, with the proceeds of Distributions from, seriatim, the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, the aggregate amount of Distributions made pursuant to this Section shall not exceed $5,000,000.00;

(c) the Borrower may repurchase equity interests (or pay Distributions to permit any direct or indirect parent to repurchase equity interests) upon exercise of options or warrants if such equity interest represents all or a portion of the exercise price of such options or warrants;

(d) the Borrower may pay Distributions, the proceeds of which shall be used to allow any direct or indirect parent of Borrower to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Borrower plus any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Subsidiaries;

(e) the Borrower may make Distributions in an aggregate amount equal to all Quarterly Distributions as of the time such Distribution is made;

(f) the Borrower may make Distributions in an aggregate amount not to exceed the Available Amount at the time such Distribution is made;

(g) the Borrower may make Distributions to (i) redeem, repurchase, retire or otherwise acquire any (A) equity interests (“Treasury Capital Stock”) of the Borrower or any Subsidiary or (B) equity interests of any direct or indirect parent company of the Borrower, in the case of each of clause (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, equity interests of the Borrower, or any direct or indirect parent company of the Borrower to the extent contributed to the capital of the Borrower or any Subsidiary (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;

(h) Distributions the proceeds of which will be used to make cash payments in lieu of issuing fractional equity interests in connection with the exercise of warrants, options or other securities convertible or exchangeable for equity interests of the Borrower (or its direct or indirect parent) in an amount not to exceed $100,000 in any fiscal year;

(i) to the extent constituting a Distribution, transactions permitted by Section 6.8 and 6.13; and

(j) following any Qualified Public Offering, Distributions by the Borrower (or to any direct or indirect parent to fund a Distribution) of up to 6% of the net cash proceeds received by (or contributed to the capital of) the Borrower in or from any such Qualified Public Offering.

Section 6.16. Limitation on Restrictions. The Borrower will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, except for, in each case:

(i) restrictions and conditions imposed by any Loan Document or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation;

(ii) customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

(iv) contractual obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary;

(v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.13 and applicable solely to such joint venture entered into in the ordinary course of business;

(vi) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business;

(vii) secured Indebtedness otherwise permitted to be incurred under Sections 6.11 and 6.12 that limit the right of the obligor to dispose of the assets securing such Indebtedness; and

(viii) any encumbrances or restrictions of the types referred to in clauses (a) through (f) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (vii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.17. OFAC. The Borrower will not, and will not permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, and (iii) become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.18. Operating Accounts. Each of the primary operating accounts of the Borrower and its Subsidiaries shall be at all times maintained with the Administrative Agent.

Section 6.19. Financial Covenants.

(a) Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below, permit the Leverage Ratio to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	THE LEVERAGE RATIO SHALL NOT BE GREATER THAN:
JUNE 30, 2010	DECEMBER 31, 2010	5.7 to 1.0
JANUARY 1, 2011	DECEMBER 31, 2011	5.5 to 1.0
JANUARY 1, 2012	DECEMBER 31, 2012	5.0 to 1.0
JANUARY 1, 2013	DECEMBER 31, 2013	3.7 to 1.0
JANUARY 1, 2014	DECEMBER 31, 2014	3.35 to 1.0
JANUARY 1, 2015	ALL TIMES THEREAFTER	3.0 to 1.0

(b) Interest Coverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below, permit the ratio of Consolidated EBITDA for the four fiscal quarters of the Borrower then ended (provided if Consolidated EBITDA for such period is less than $1, then for purposes of this covenant Consolidated EBITDA shall be deemed to be $1) to Interest Expense for the same four fiscal quarters then ended to be less than:

FROM AND INCLUDING	TO AND INCLUDING	THE INTEREST COVERAGE RATIO SHALL NOT BE LESS THAN:
JUNE 30, 2010	DECEMBER 31, 2010	1.75 to 1.0
JANUARY 1, 2011	DECEMBER 31, 2011	2.00 to 1.0
JANUARY 1, 2012	DECEMBER 31, 2012	2.25 to 1.0
JANUARY 1, 2013	DECEMBER 31, 2013	2.6 to 1.0
JANUARY 1, 2014	DECEMBER 31, 2014	3.20 to 1.0
JANUARY 1, 2015	ALL TIMES THEREAFTER	3.55 to 1.00

(c) Pro Forma Compliance. Compliance with the financial covenants set forth in clauses (a) and (b) above shall always be calculated on a Pro Forma Basis.

Section 6.20. Post-Closing Rating. If requested by the Administrative Agent in connection with the Lenders’ syndication of the Loans, the Borrower shall use its commercially reasonable efforts to obtain a long-term credit rating of the Borrower by S&P.

Section 6.21. Limitation on Non-Material Subsidiaries. The Borrower shall not permit (i), at any time, the aggregate book value of the assets of all Subsidiaries that are not Material Subsidiaries to exceed 5% of the book value of the consolidated assets of the Borrower and its Subsidiaries or (ii), as of the last day of each fiscal quarter of the Borrower, the aggregate net income computed in accordance with GAAP of all Subsidiaries that are not Material Subsidiaries during the four fiscal quarters of the Borrower then ending, not to exceed 5% of the consolidated net income computed in accordance with GAAP of the Borrower and its Subsidiaries during such period.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES.

Section 7.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default (i) in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) in the payment when due of interest on any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of 5 Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.1(d), 6.4 (with respect to the Borrower), 6.11, 6.12, 6.13, 6.14, 6.15 or 6.19 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice of such default is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent), or any of the Collateral Documents shall for any reason fail to create a valid and perfected Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof or thereof (other than as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent), or any Subsidiary terminates, repudiates in writing or rescinds any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness of the Borrower or any of its Subsidiaries aggregating in excess of $25,000,000.00, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (and such maturity is in fact accelerated), or the principal or interest under any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any;

(g) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Subsidiaries, or against any of its Property, in an aggregate amount in excess of $25,000,000.00 (except to the extent paid or covered by insurance (other than the applicable deductible) and the insurer has not denied coverage therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days from the entry thereof;

(h) the Borrower or any of its Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000.00 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $25,000,000.00 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any of its Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.2. Non Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the

Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under each or any Letter of Credit, whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Revolving Credit Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under all outstanding Letters of Credit, whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(c) or under Section 7.2 or 7.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations in respect of any Letter of Credit. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the

Administrative Agent or the Lenders in respect of any Letter of Credit; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above and (ii) no Letters of Credit remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 7.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall at such time also notify all the Lenders thereof.

Section 7.6. Equity Cure. Notwithstanding anything to the contrary contained in this Section 7, in the event that the Borrower fails to comply with the requirements of Section 6.19 as of the end of any relevant fiscal quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 20 days after the date the compliance certificate is required to be delivered pursuant to Section 6.1(c)) to issue equity interests for cash or otherwise receive cash contributions to its common equity (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.19 shall be recalculated giving effect to the following pro forma adjustment: 100% of the Cure Amount shall be applied to the repayment of the Obligations in the manner set forth in Section 2.8(f)(ii) and the penultimate sentence of Section 2.8(d)(i). If, after giving effect to the foregoing recalculations (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith other than as described in this Section 7.6), the requirements of Section 6.19 shall be satisfied, then the requirements of Section 6.19 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.19 that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (w) the Cure Right shall only be applicable during the first three years following the Closing Date, (x) in each four fiscal quarter period there shall be a period of at least three fiscal quarters in which the Cure Right is not exercised, (y) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.19 and (z) upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 20th day following date of delivery of the compliance certificate under Section 6.1(c) to which such Notice of Intent to Cure relates, none of the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolving Credit Commitments and neither the Administrative Agent nor any other Lender or secured party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 6.19.

SECTION 8. CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re employment of deposits or other funds acquired by such Lender to fund or maintain any Revolving Loan that is a Eurodollar Loan, but excluding any loss of margin as a result of:

(a) any payment, prepayment or conversion of a Revolving Loan that is a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Revolving Loan that is a Eurodollar Loan or Swing Loan, or to convert a Revolving Loan that is a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Revolving Loan that is a Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Revolving Loan that is a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, within 10 days after the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2. Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Revolving Loans that are Eurodollar Loans or to perform its obligations as contemplated hereby with respect to such Eurodollar Loans, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Revolving Loans that are Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. Such Lender may require that such affected Eurodollar Loans be converted to Base Rate Loans from such Lender automatically on the effective date of the notice provided above, and such Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan.

Section 8.3. Reserved.

Section 8.4. Yield Protection. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge (other than net income tax (including branch profits tax), franchise taxes and other similar taxes) with respect to its Eurodollar Loans, its Revolving Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein (other than taxes subject to Section 10.1 hereof); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Revolving Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be delivered to Borrower at the time of such demand and shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.5. Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 8.4 or 10.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 8.2 hereof, (c) in the event any Lender is a Defaulting Lender or (d) in the event any Lender fails to consent to any amendment, waiver, supplement or other modification pursuant to Section 10.11 requiring its consent and as to which the Required Lenders have otherwise consented (any such Lender referred to in clause (a), (b), (c) or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Revolving Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (ii) if the assignment to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent and, in the case of any Revolving Credit Commitment, the L/C Issuer, which consents shall not be unreasonably withheld or delayed, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Revolving Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.

Section 8.6. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof or to avoid the unavailability of Eurodollar Loans under Section 8.2 hereof, so long as such designation is not disadvantageous to the Lender.

SECTION 9. THE ADMINISTRATIVE AGENT.

Section 9.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Fifth Third Bank, a Michigan banking corporation, as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Notwithstanding the use of the word “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 9.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 2 hereof to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of Applicable Law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own bad faith, gross negligence or willful misconduct, in each case, unless such action or inaction violates the terms of this Agreement or the other Loan Documents. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document or any Credit Event; (iii) the satisfaction of any condition specified in Section 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it in good faith to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 9.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the bad faith, gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 9.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower or may be replaced by the Borrower and the Required Lenders (such retiring or replaced Administrative Agent, the “Departing Administrative Agent”). Upon any such resignation or replacement of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with the consent of the Borrower (not to be unreasonably withheld), which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the Departing Administrative Agent under the Loan Documents, and the Departing Administrative Agent shall be discharged from its duties and obligations thereunder. After any Departing Administrative Agent’s resignation or replacement hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.

Section 9.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 9.9. Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligation Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral as more fully set forth in Section 2.9 and Section 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations unless such

Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.10. Designation of Additional Administrative Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 9.11. Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not (except as expressly provided in Section 10.11) amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12. Authorization to Release Liens and Limit Amount of Certain Claims. The Administrative Agent is hereby irrevocably authorized by each of the Lenders (and shall, upon the written request of the Borrower) to:

(i) (A) release any Lien covering any Property of the Borrower or its Subsidiaries that is the subject of a disposition that is permitted by this Agreement or that has been consented to in accordance with Section 10.11;

(B) upon the date when all Revolving Credit Commitments have terminated, no Letters of Credit are outstanding and the Loans and other non-contingent obligations have been paid in full, release the Borrower from its Obligations under the Loan Documents (other than those that specifically survive termination of this Agreement); and

(C) release any Lien on any Property that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; and

(ii) at the request of the Borrower, to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by clause (e) of the definition of Permitted Liens.

SECTION 10. MISCELLANEOUS.

Section 10.1. Withholding Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 10.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding or deduction for or on account of any present or future United States withholding taxes or any taxes of any other jurisdiction from which or through which payments are made (other than overall net income taxes (including branch profits tax), franchise taxes and other similar taxes on the recipient imposed by the jurisdiction (or any political subdivision thereof) in which its principal executive office or Lending Office is located or taxes imposed on a recipient as a result of a present or former connection between such recipient and the United States (other than in connection with entering into this Agreement, the receipt of payments hereunder or the enforcement of rights hereunder)). If any such withholding is so required, the Borrower shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. Notwithstanding the foregoing, the Borrower shall not be required to pay any additional amounts or reimburse any Lender or the Administrative Agent with respect to any taxes (i) that, except as provided in Section 10.1(c), are attributable to a Lender’s failure to comply with the requirements of Section 10.1(b) or (ii) that are withholding taxes imposed on amounts payable to a Lender or Administrative Agent at the time such Lender or Administrative Agent becomes a party to this Agreement, except to the extent such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts or reimbursement under this Section 10.1(a). If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof (or, if such receipts are not available, other evidence of payment reasonably acceptable to the relevant Lender or Administrative Agent) to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent (x) on or before the Closing Date or, if later, the date such financial institution becomes a Lender hereunder, (y) on or prior to the date 60 days after written notice from Borrower that such form or certificate shall expire or become obsolete other than in connection with an event described in (z), and (z) after the occurrence of any event within Lender’s control requiring a change in the most recent form of certification previously delivered by it, two duly completed and signed originals of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service (the “IRS”), or any successor forms, (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the IRS, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) or (iii) any other applicable document prescribed by the IRS certifying as to the entitlement of such Lender to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Lender under the Loan Documents. Thereafter and from time to time, each such Lender, within 60 days of Borrower’s written request, shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall (A) on or prior to the Closing Date or, if later, the date such financial institution becomes a Lender hereunder, (B) on or prior to the date 60 days after written notice from Borrower that such form or certification shall expire or become obsolete other than in connection with an event described in (C), (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (b) and (D) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(c) Inability of Lender to Submit Forms. If as a result of any change in Applicable Law, regulation or treaty, or in any official application or interpretation thereof applicable to the payments made by the Borrower or the Administrative Agent under this Agreement or any change in an income tax treaty applicable to any Lender, any Lender is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 10.1 or such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) Tax Refunds. If the Administrative Agent or any Lender determines that it has received a refund of taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 10.1 or Section 10.4, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 10.1 or Section 10.4 giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority) with respect to such refund.

(e) Lender Replacement. The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 10.1 or (ii) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 10.1 owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution shall be an Eligible Assignee, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.10 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(f) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Applicable Laws) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.3. Non-Business Days. If any payment hereunder or date for performance becomes due and payable or performable (in each case, including as a result of the expiration of any relevant notice period) on a day which is not a Business Day, the due date of such payment or the date for such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such other requirement shall be performed. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4. Documentary Taxes. The Borrower agrees to pay within 10 days after demand therefor any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Revolving Credit Commitment hereunder or any Obligations remain unpaid hereunder.

Section 10.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (except pursuant to a valid assignment or participation pursuant to Section 10.10), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its physical address or facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower or the Administrative Agent shall be addressed to their respective physical addresses, facsimile numbers or email addresses set forth below:

to the Borrower:

Fifth Third Processing Solutions, LLC

38 Fountain Square Plaza, 11th Floor

MD 1090BH

Cincinnati, Ohio 45263

Attention: Stephanie Ferris

Telephone: (513) 534-6109

Facsimile: (513) 534-0318

Email: Stephanie.Ferris@53.com

With a copy of any notice of any Default or Event of Default (which shall not constitute notice to the Borrower) to:

Weil, Gotshall and Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-6950

Attention: Kelly M. Dybala

Telephone: (214) 746-7898

Facsimile: (214) 746-7777

Email: kelly.dybala@weil.com

to the Administrative Agent:

Fifth Third Bank

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention: Loan Syndications/Judy Huls

Telephone: (513) 579-4224

Facsimile: (513) 534-0875

Email: judy.huls@53.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.8 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 10.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.10. Successors and Assigns; Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment(s) and the Loans at the time owing to it; provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit, or less than $1,000,000, in the case of any assignment in respect of the Term A Credit or Term B Credit, unless each of the Administrative Agent and the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit or the Revolving Credit Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credit on a non-pro rata basis;

(iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Borrower (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise waived or reduced by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) the Eligible Assignee provides the Borrower and the Administrative Agent the forms required by Section 10.1(b) prior to the assignment and shall not be entitled to any additional amounts or indemnification of taxes under Section 10.1 in excess of the amounts that would be paid to its assignor.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.13 and subject to any obligations hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be void ab initio. All parties hereto consent that assignments to the Borrower permitted by the terms hereof shall not be construed as violating pro rata, optional redemption or any other provisions hereof, it being understood that, not withstanding anything to the contrary elsewhere in this Agreement, immediately upon receipt by the Borrower of any Loans and/or Revolving Credit Commitments the same shall be deemed cancelled and no longer outstanding for any purpose under this Agreement, including without limitation, Section 10.11, and in no event shall the Borrower have any rights of a Lender under this Agreement or any other Loan Document.

(c) Register. (i) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment(s) of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; provided that in the event any assignment contemplated by clause (b) above is not effected in accordance with the requirements of that Section, nothing in the Register to the contrary shall override the nullity of such assignment as provided pursuant to clause (b) above. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(ii) The Administrative Agent shall (A) accept the Assignment and Assumption and (B) promptly record the information contained therein in the Register once all the requirements of paragraph (a) above have been met. No assignment shall be effective unless it has been recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under the this Agreement (including all or a portion of its Revolving Credit Commitment(s) and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no Lender shall sell participations to any Prohibited Lender or its Affiliates.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver described in Section 10.11(a) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1 and 8.4(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall not be entitled to the benefits of Section 10.1(a) unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 10.1(b), (c) and (e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Ohio Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.11. Amendments. Any provision of this Agreement or the other Loan Documents may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed by (i) the Borrower, (ii) the Required Lenders, (iii) if the rights or duties of the Administrative Agent are adversely affected thereby, the Administrative Agent, and (iv) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer; provided that:

(A) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall (i) increase any Revolving Credit Commitment of any Lender without the consent of such Lender (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders), (ii) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (iii) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby;

(B) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, increase the aggregate Revolving Credit Commitments of the Lenders (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders), change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 10.11, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date, affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders; and

(C) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall, unless signed by the Borrower, the Administrative Agent and each Term A Lender release or amend the Limited Guaranty; provided that, any amendment to the Limited Guaranty to modify such Limited Guaranty to be a guaranty of payment shall also require the consent of each Lender.

Notwithstanding anything to the contrary herein, (a) no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent; (b) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and (c) any agreement of the Required Lenders to forbear (and/or direction to the Administrative Agent to forbear) from exercising any of their rights and remedies upon a Default or Event of Default shall be effective without the consent of the Administrative Agent or any other Lender.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (as determined hereunder prior to any such amendment or amendment and restatement), the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required Term Lenders, the Required Revolving Lenders and other definitions related to such new credit facilities; provided that, no Lender shall be obligated to commit to or hold any part of such credit facilities.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination which pursuant to the terms of this Section 10.11 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its relevant outstanding Loans plus any accrued and unpaid interest and fees, its Revolving Credit Commitments and all of its rights and obligations hereunder to one or more assignees, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the replacement Lender shall grant such consent or (ii) terminate the Revolving Credit Commitment of such Non-Consenting Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.10 hereof.

(c) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 10.11 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agents and all future holders of the Loans and Revolving Credit Commitments.

Section 10.12. Heading. Section headings and the Table of Contents used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the administration of the Loan Documents, including, but limited, in the case of the fees and disbursements of counsel, to one firm of outside counsel to the Administrative Agent, in connection with the preparation and execution of any amendment, modification, supplement, waiver or consent related to the Loan Documents, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches. The Borrower further agrees to indemnify the Administrative Agent in its capacity as such, each Lender, and their respective directors, officers, employees and agents against all Damages (including, without limitation, all reasonable attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which (i) arise from the gross negligence, willful misconduct or bad faith of, or breach of the Loan Documents by, the party claiming indemnification (or any of its respective directors, officers, employees, and agents) (ii) arise out of any dispute solely among indemnitees or (iii) in the case of any affiliate of the Fifth Third Ohio under the Master Investment Agreement, relate to any breach or alleged breach of the Master Investment Agreement or any claim for indemnity thereunder. Under no circumstances will the Borrower be obligated to pay for more than one firm of outside counsel (and shall not be obligated to pay for any in-house counsel) to the Administrative Agent and the Lenders taken as a whole. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 10.14. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of any amount due and payable by the Borrower hereunder. Each Lender or any such subsequent holder of any Obligations agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.15. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.16. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTION 5 -1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.

Section 10.17. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.18. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such

Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.19. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries. In the event of any conflict or inconsistency between or among this Agreement and the other Loan Documents, the terms and conditions of this Agreement shall govern and control.

Section 10.20. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.21. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.22. Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.23. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated or permitted hereby, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that unless specifically prohibited by Applicable Law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower of any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (except to the extent that such Information was available to the Administrative Agent, any Lender or any of their Affiliates as a result of Administrative Agent’s, any Lender’s or their Affiliates’ ownership interests in the Business or the Borrower). For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a Prohibited Lender.

SECTION 11. AGREEMENT REGARDING LIMITED GUARANTY.

Section 11.1. No Limitation Intended. Except as otherwise provided in this Section, nothing herein is intended to affect the respective rights of the Term A Lenders or Term B Lenders against the Borrower, the Limited Guarantor or any third parties obligated on the obligations of the Borrower or the Limited Guarantor.

Section 11.2. Interests in the Limited Guaranty. Each Term B Lender acknowledges and agrees that it does not have, and will not obtain or accept, any interest in the Limited Guaranty.

Section 11.3. Turn-Over. Each Term B Lender agrees that in the event that such Term B Lender receives any payment pursuant to the Limited Guaranty, such payment shall be deemed to have been paid to such Term B Lender in trust for the benefit of the Term A Lenders, and shall be immediately paid over to the Administrative Agent for the benefit of the Term A Lenders.

THE SIGNATURES OF EACH PARTY HERETO TO THE AMENDMENT AND RESTATEMENT AGREEMENT AND REAFFIRMATION DATED JUNE 30, 2009 EVIDENCE EACH PARTIES’ AGREEMENT TO BE BOUND BY THE TERMS OF THIS LOAN AGREEMENT.

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Loan Agreement, dated as of May 29, 2009, among FIFTH THIRD PROCESSING SOLUTIONS, LLC, a Delaware limited liability company, the Lenders party thereto, and Fifth Third Bank, a Michigan banking corporation, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified, the “Loan Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Loan Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $                    . Your Revolver Percentage of the unpaid Reimbursement Obligation is $                    ] or [the L/C Issuer has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $                    . Your Revolver Percentage of the returned Reimbursement Obligation is $                    .]

Very truly yours,

FIFTH THIRD BANK, a Michigan banking corporation, as L/C Issuer

By

Name

Title

EXHIBIT B

NOTICE OF BORROWING

Date:             ,

To:	Fifth Third Bank, a Michigan banking corporation, as Administrative Agent for the Lenders parties to the Loan Agreement dated as of May 29, 2009 (as extended, renewed, amended or restated from time to time, the “Loan Agreement”), among Fifth Third Processing Solutions, LLC, a Delaware limited liability company (the “Borrower”), certain Lenders which are signatories thereto, and Fifth Third Bank, a Michigan banking corporation, as Administrative Agent

Ladies and Gentlemen:

The undersigned, the Borrower, refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Loan Agreement, of the Borrowing of Revolving Loans specified below:

1. The Business Day of the proposed Borrowing is                     ,         .1

2. The aggregate amount of the proposed Borrowing is $            .1

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $             of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be                      months.]2

The undersigned hereby certifies that the following statements are true on the date hereof:

(a) the representations and warranties of the Borrower contained in Section 5 of the Loan Agreement are true and correct in all material respects as though made on and

[1]

Notice must be provided by telephone (promptly confirmed in writing) or telecopy by noon (Cincinnati time) (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Revolving Loans that are Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Revolving Loans that are Base Rate Loans.

[1]

Each Borrowing of Base Rate Loans shall be in amount not less than $500,000 or such greater amount that is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans advanced shall be in an amount equal to $1,000,000 or such greater amount that is in integral multiple of $100,000.

[2]	May be 1, 2 or 3 months.

as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

FIFTH THIRD PROCESSING SOLUTIONS, LLC,

By

Name

Title

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:             ,

To:	Fifth Third Bank, as Administrative Agent for the Lenders parties to the Loan Agreement dated as of May 29, 2009 (as extended, renewed, amended or restated from time to time, the “Loan Agreement”) among Fifth Third Processing Solutions, LLC (the “Borrower”), certain Lenders which are signatories thereto, and Fifth Third Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Fifth Third Processing Solutions, LLC, refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Loan Agreement, of the [conversion] [continuation] of the Revolving Loans specified herein, that:

1. The conversion/continuation Date is             ,             .1

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $            .2

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be              months.3

FIFTH THIRD PROCESSING SOLUTIONS, LLC

By

Name

Title

[1]

Notice of the continuation of a Borrowing of Revolving Notes that are Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Revolving Loans that are Base Rate Loans into Eurodollar Loans must be given by no later than noon (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion.

[2]	Each Borrowing of Eurodollar Loans continued or converted shall be in an amount equal to $1,000,000 or such greater amount that in an integral multiple of $100,000

[3]	May be 1, 2 or 3 months.

EXHIBIT D-1

TERM A NOTE

$	, 20__

FOR VALUE RECEIVED, the undersigned, Fifth Third Processing Solutions, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                  (the “Lender”) at the principal office of Fifth Third Bank, a Michigan banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                      Dollars ($                    ) or, if less, the aggregate unpaid principal amount of the Term A Loan made or maintained by the Lender to the Borrower pursuant to the Loan Agreement, in installments in the amounts and on the dates called for by Section 2.7(a) of the Loan Agreement, together with interest on the principal amount of such Term A Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the Term A Notes referred to in the Loan Agreement dated as of May 29, 2009 among the Borrower, Fifth Third Bank, a Michigan banking corporation, as Administrative Agent and the Lenders party thereto (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York (but excluding the laws applicable to conflicts or choice of law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

FIFTH THIRD PROCESSING SOLUTIONS, LLC

By

Name

Title

EXHIBIT D-2

TERM B NOTE

$	, 20__

FOR VALUE RECEIVED, the undersigned, Fifth Third Processing Solutions, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                      (the “Lender”) at the principal office of Fifth Third Bank, a Michigan banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                      Dollars ($                    ) or, if less, the aggregate unpaid principal amount of the Term B Loan made or maintained by the Lender to the Borrower pursuant to the Loan Agreement, in installments in the amounts and on the dates called for by Section 2.7(b) of the Loan Agreement, together with interest on the principal amount of such Term B Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the Term B Notes referred to in the Loan Agreement dated as of May 29, 2009 among the Borrower, Fifth Third Bank, a Michigan banking corporation, as Administrative Agent and the Lenders party thereto (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York (but excluding the laws applicable to conflicts or choice of law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

FIFTH THIRD PROCESSING SOLUTIONS, LLC

By

Name

Title

EXHIBIT D-3

REVOLVING NOTE

$	, 20__

FOR VALUE RECEIVED, the undersigned, Fifth Third Processing Solutions, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                  (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Loan Agreement, at the principal office of Fifth Third Bank, a Michigan banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                      Dollars ($            ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Loan Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the Revolving Notes referred to in the Loan Agreement dated as of May 29, 2009 among the Borrower, Fifth Third Bank, a Michigan banking corporation, as Administrative Agent and the Lenders party thereto (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York (but excluding the laws applicable to conflicts or choice of law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

FIFTH THIRD PROCESSING SOLUTIONS, LLC

By

Name

Title

EXHIBIT D-4

SWING NOTE

$	, 20__

FOR VALUE RECEIVED, the undersigned, Fifth Third Processing Solutions, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                  (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Loan Agreement, at the principal office of Fifth Third Bank, a Michigan banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                      ($            ) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Loan Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the Swing Notes referred to in the Loan Agreement dated as of May 29, 2009 among the Borrower, the Lenders party thereto, and Fifth Third Bank, a Michigan banking corporation, as Administrative Agent and L/C Issuer (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York (but excluding the laws applicable to conflicts or choice of law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

FIFTH THIRD PROCESSING SOLUTIONS, LLC

By

Name

Title

EXHIBIT E

COMPLIANCE CERTIFICATE

To:	Fifth Third Bank, a Michigan banking corporation, as Administrative Agent under the Loan Agreement described below

This Compliance Certificate is furnished to the ADMINISTRATIVE AGENT (for delivery to the Lenders) pursuant to that certain Loan Agreement dated as of May 29, 2009 among Fifth Third Processing Solutions, LLC, a Delaware limited liability company (the “Borrower”), Fifth Third Bank, a Michigan banking corporation, as Administrative Agent, and the Lenders party thereto (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Loan Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Loan Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected             1 of the Borrower;

2. I have reviewed the terms of the Loan Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. As of the date hereof, no Default or Event of Default has occurred and is continuing [, except as set forth below];

4. 2The financial statements required by Section 6.1(a) of the Loan Agreement and being furnished to you concurrently with this Compliance Certificate fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end adjustments and the absence of footnotes; and

5. Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with the financial covenants set forth in Section 6.19 of the Loan Agreement, all of which data and computations are, to the best of my knowledge, true,

[1]	Must be the chief financial officer or other financial or accounting officer.

[2]	Insert following statement for Compliance Certificates delivered in conjunction with the deliver of quarterly financial statements under Section 6.1(a).

complete and correct and have been made in accordance with the relevant Sections of the Loan Agreement.

[Described below are the exceptions to paragraph 3 by listing, in detail, the nature of the condition or event and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of              20    .

FIFTH THIRD PROCESSING SOLUTIONS, LLC

By

Name

Title

SCHEDULE I

TO COMPLIANCE CERTIFICATE

FIFTH THIRD PROCESSING SOLUTIONS, LLC

COMPLIANCE CALCULATIONS

FOR LOAN AGREEMENT DATED AS OF MAY 29, 2009*

CALCULATIONS AS OF             ,

A. Leverage Ratio (Section 6.19(a))

1. Indebtedness for borrowed money	$	___________

2. Indebtedness secured by a purchase money mortgage or other Lien to secure purchase price	$	___________

3. Obligations under Capital Leases (other than obligations related to Assumed Capital Leases)	$	___________

4. Sum of Lines A1, A2 and A3	$	___________

5. Uunrestricted cash and Cash Equivalents and cash and Cash Equivalents restricted in favor of the Administrative Agent	$	___________

6. Line A4 minus Line A5 (“Total Funded Debt”)	$	___________

7. Net income (loss) excluding (a) cumulative effect of a change in accounting principles, (b) accruals and reserves established or adjusted and (c) non-cash, equity-based award compensation expenses	$	___________

8. Interest expense and, to the extent not reflected in Interest Expense, unused line fees and letter of credit fees payable under Loan Agreement	$	___________

9. Taxes based on income, profits or capital, including Distributions made to permit Holdco to make Quarterly Distributions	$	___________

10. Depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs	$	___________

11. Expenses or charges related to any equity offering, investment, acquisition, disposition, recapitalization or the	$	___________

*	Unless otherwise defined herein, the terms used in this Schedule 1 to Compliance Certificate shall have the meanings ascribed thereto in the Loan Agreement.

incurrence or repayment of Indebtedness permitted under the Loan Agreement

12. Non-Cash Charges	$	___________

13. Extraordinary losses in accordance with GAAP	$	___________

14.    (a) All Stand Alone Costs incurred during the first three years following the Closing Date and all other Transaction Expenses and (b) all amounts invoiced by Fifth Third Ohio to the Borrower pursuant to the Transition Services Agreement not to exceed $25,000,000 for such period

	$	___________

15.    Operating expenses attributable to implementation of cost savings initiatives, severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation/separation of facilities and systems not to exceed $25,000,000 for such period

	$	___________

16. Amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary	$	___________

17. Amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Existing Shareholders to the extent permitted under Section 6.8(a)	$	___________

18. Sum of Lines A7, A8, A9, A10, A11, A12, A13, A14, A15, A16 and A17	$	___________

19. Extraordinary gains and unusual or non-recurring gains	$	___________

20. Non-cash gains (excluding any non-cash gain representing reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period)	$	___________

21. Sum of Lines A19 and A20	$	___________

22. Net gain (loss) resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39	$	___________

23.    Any net gain (loss) resulting from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk)

	$	___________

24. Line A22 plus or minus Line A23, as applicable	$	___________

25. Line A18 minus Line A21, increased or decreased by Line A24, as applicable (“Consolidated EBITDA”)	$	___________

26. Ratio of Line A6 to Line A25		_____:1.00

27. Line A26 ratio must not exceed		_____:1.00

28. The Borrower is in compliance (circle yes or no)		yes / no

B. Interest Coverage Ratio (Section 6.19(b))

1. Consolidated EBITDA (Line A25)	$	___________

2.      Interest charges for four fiscal quarters then ended (including imputed interest charges with respect to Capitalized Lease Obligations (other than inputted interest charges to the extent related to Assumed Capital Leases) and all amortization of debt discount and expense) payable in cash

	$	___________

3.      Non-cash interest expense for four fiscal quarters then ended attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses

	$	___________

4. Any expensing of bridge, commitment and other financing fees for four fiscal quarters then ended	$	___________

5. Line B2 minus Lines B3 and B4	$	___________

6. Interest income for four fiscal quarters then ended	$	___________

7. Line B5 minus Line B6 (“Interest Expense”)	$	___________

8. Ratio of Line B1 to Line B7		_____:1.00

9. Line B8 shall exceed		____:1.00

10. The Borrower is in compliance (circle yes or no)		yes / no

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth on the signature page hereof and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and Percentage identified below of all of such outstanding rights and obligations of the Assignor under the respective Credits identified below (including any Letters of Credit and Swing Loans included in such Credits) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

                      [and is an Affiliate/Approved Fund of [identify Lender]1

3. Borrower: Fifth Third Processing Solutions, LLC

4. Administrative Agent: Fifth Third Bank, a Michigan banking corporation, as the Administrative Agent under the Loan Agreement

[1]	Select as applicable.

5. Loan Agreement: The Loan Agreement dated as of May 29, 2009, among Fifth Third Processing Solutions, LLC, the Lenders parties thereto, and Fifth Third Bank, a Michigan banking corporation as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified, the “Loan Agreement”).

6. Assigned Interest:

Credit Assigned[1]	Aggregate Amount of Commitments/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitments/Loans[3]

[7. Trade Date:                                                                                               ]4

[Page break]

[1]	Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term A Credit,” etc.)

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

FIFTH THIRD BANK, a Michigan banking corporation, as Administrative Agent and L/C Issuer

By

Title:

[Consented to:][1]

[NAME OF RELEVANT PARTY]

By

Title:

[1]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Loan Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

SECTION 1. REPRESENTATIONS AND WARRANTIES.

Section 1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Section 1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements and has received all consents necessary to be an assignee under Section 10.10(b)(iii) and the definition of “Eligible Assignee” of the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Section 3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE 1

TERM A LOANS, TERM B LOANS AND REVOLVING CREDIT COMMITMENTS

AS OF THE CLOSING DATE

NAME OF LENDER	AGGREGATE TERM A LOANS OUTSTANDING ON THE CLOSING DATE	AGGREGATE TERM B LOANS OUTSTANDING ON THE CLOSING DATE	REVOLVING CREDIT COMMITMENT
Fifth Third Holdings LLC, a Delaware limited liability company	$999,000,000.00	$0.00	$0.00
Fifth Third Bank, a Michigan banking corporation	$1,000,000.00	$250,000,000.00	$125,000,000.00
Total:	$1,000,000,000.00	$250,000,000.00	$125,000,000.00